SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2004

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Nationwide Financial Services, Inc. on May 5, 2004. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Included with this letter are the official Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy. The matters listed in the Notice of Annual Meeting of Shareholders are described in detail in the Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly return your proxy to us by mail in the enclosed postage paid envelope. Alternatively, you may vote your proxy by telephone or via the Internet instead of mailing the proxy card. Please refer to the proxy card for voting instructions. Our Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

/s/ W.G. Jurgensen

W.G. Jurgensen

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 31, 2004

To the Shareholders of Nationwide Financial Services, Inc.:

The Annual Meeting of Shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 5, 2004, at One Nationwide Plaza, Columbus, Ohio 43215-2220, for the following purposes:

1. Elect the Class I directors to serve until the expiration of their terms and until their successors are elected;

2. Ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004;

3. Approve the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan;

4. Approve the Amended and Restated Stock Retainer Plan for Non-Employee Directors; and

5. Transact such other business as may properly come before the Annual Meeting of Shareholders, or any adjournments thereof.

The Board of Directors has set March 8, 2004 as the record date for the Annual Meeting of Shareholders. Shareholders of record at the close of business on March 8, 2004 are entitled to vote on the matters submitted to a vote at the Annual Meeting of Shareholders. At least ten (10) days prior to the Annual Meeting of Shareholders, a complete list of shareholders entitled to vote at the Annual Meeting of Shareholders will be available for examination in our Secretary’s office during ordinary business hours.

By Order of the Board of Directors,

/s/ Patricia R. Hatler
Patricia R. Hatler
Executive Vice President,
General Counsel and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Nationwide Financial Services, Inc. (which we refer to as “NFS” or the “Company”) to be voted at our Annual Meeting of Shareholders to be held on May 5, 2004, and at any adjournments of the meeting.

General Information About the Meeting and Voting

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders will be held at our home office at One Nationwide Plaza, Columbus, Ohio 43215-2220 on May 5, 2004, at 1:30 p.m.

Q:	Who is receiving this mailing?

A:	Shareholders of record at the close of business on March 8, 2004 are entitled to receive this Notice of Annual Meeting of Shareholders and Proxy Statement. We mailed this Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card and a copy of our Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2003, to shareholders of record as of March 8, 2004 on or about March 31, 2004.

Q:	Who will pay for this proxy solicitation?

A:	The Company will pay the cost of soliciting proxies.

Q:	Will I receive proxy solicitations by other means?

A:	In addition to this mailing, directors, officers and employees of NFS also may solicit proxies in person, by telephone, or by other means of communication. Our employees will not receive additional compensation for soliciting proxies, except reimbursement of reasonable out-of-pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of record. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Q:	Who may vote at the Annual Meeting of Shareholders?

A:	The Board of Directors has set March 8, 2004 as the record date for the Annual Meeting of Shareholders. Individuals and entities holding our Class A and Class B Common Stock as of the close of business on March 8, 2004 are entitled to vote on matters submitted to a vote at the Annual Meeting of Shareholders.

Q:	What proposals will be voted on at the Annual Meeting of Shareholders?

A:	NFS shareholders will be voting to:

♦	elect the Class I directors;

♦	ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004;

♦	approve the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan; and

♦	approve the Amended and Restated Stock Retainer Plan for Non-Employee Directors.

Q:	What if other matters come up at the Annual Meeting of Shareholders?

A:	The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting of Shareholders. If other matters are properly presented at the Annual Meeting of Shareholders, the proxy holders will vote your shares as they see fit.

Q:	How many votes am I entitled to cast?

A:	The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. Nationwide Corporation holds all outstanding Class B Common Stock.

Q:	How many shares are outstanding?

A:	At the close of business on March 8, 2004, NFS had 56,333,068 outstanding shares of Class A Common Stock and 95,633,767 outstanding shares of Class B Common Stock. Class A and Class B Common Stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	Who has a controlling interest and how will they cast their votes?

A:	As of March 8, 2004, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock. This represented approximately 94% of the combined voting control of NFS. Therefore, Nationwide Corporation controls the corporate actions that require shareholder approval. Nationwide Corporation has advised NFS that it intends to vote its shares “for” the Class I director nominees, “for” the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004, “for” the approval of the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan and “for” the approval of the Amended and Restated Stock Retainer Plan for Non-Employee Directors.

Q:	What should I do now in order to vote?

A:	You should read this Proxy Statement, decide how you want to vote on each proposal, and then vote in one of three ways. First, you may return your completed and signed proxy card to NFS by mail in the enclosed postage paid envelope as soon as possible to ensure that your shares will be represented at the Annual Meeting of Shareholders. Second, you may vote by telephone by calling 1-800-435-6710. Third, you may vote electronically via the Internet. The telephone and Internet voting procedures contained on the enclosed proxy card will include a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares. Please have your control number available if you call or use the Internet to vote.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the Internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the Annual Meeting of Shareholders. First, you may revoke your proxy by written notice to the Secretary of NFS. Second, you may timely submit a new, later dated proxy card or later dated vote by telephone or via the Internet. Third, you may attend the Annual Meeting of Shareholders and vote in person.

If you are a registered shareholder of the Company, you may obtain a new proxy card by contacting Mellon Investor Services at 1-866-541-9688. If you are not a registered shareholder of the Company, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:	If you are a shareholder of record on March 8, 2004 or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, then you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the Annual Meeting of Shareholders.

Q:	What if someone does not have discretionary authority to vote?

A:	If a broker or other shareholder of record returns a proxy indicating that they do not have discretionary authority to vote as to a particular matter then we will consider those shares broker non-votes.

Q:	How many shares must be present to hold the Annual Meeting of Shareholders?

A:	In order for us to properly conduct business at the meeting, a quorum must be present. Under our Restated Bylaws, a majority of the voting power of NFS Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder abstains from voting as to a particular matter.

Q:	How many votes are required to elect the Class I director nominees?

A:	Under Section 216 of the Delaware General Corporation Law and our Restated Bylaws, directors are elected by a plurality of the votes cast at the meeting. This means that the four nominees who receive the largest number of “for” votes cast will be elected as directors.

In the election of directors, shareholders may cast votes “for” or “withhold” votes. Shareholder votes that are withheld will not be included in the vote and will not affect the outcome.

Q:	How many votes are required to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2004?

A:	The proposal to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2004 requires that a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders vote “for” this proposal.

Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004.

Q:	How many votes are required to approve the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan and the Amended and Restated Stock Retainer Plan for Non-Employee Directors?

A:	The proposals to approve the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan and the Amended and Restated Stock Retainer Plan for Non-Employee Directors require, for purposes of the New York Stock Exchange (“NYSE”) and Internal Revenue Code of 1986, as amended (as to the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan), the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over fifty percent in interest of all securities entitled to vote on the amended plans. For the purpose of determining whether the number of votes cast represents more than fifty percent of the shares of common stock entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast. Broker non-votes occur if brokers are given no voting instructions from their clients with respect to the amended plans since the NYSE rules prohibit discretionary voting on equity compensation plans. Under the laws of the State of Delaware, these amended plans require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a vote against the amended plans and broker non-votes will have no effect.

Shareholders may cast votes “for,” “against” or “abstain” when voting to approve the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan and the Amended and Restated Stock Retainer Plan for Non-Employee Directors.

Q:	What are the voting recommendations of the Board?

A:	The Board is soliciting your proxy and recommends a vote “for”:

♦	each of the Class I directors;

♦	ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004;

♦	approval of the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan; and

♦	approval of the Amended and Restated Stock Retainer Plan for Non-Employee Directors.

If you return a properly signed proxy card but do not indicate how your shares should be voted, the proxy holders will vote your shares “for”:

♦	each of the Class I directors;

♦	ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2004;

♦	approval of the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan; and

♦	approval of the Amended and Restated Stock Retainer Plan for Non-Employee Directors.

Q:	What if I have a question to be asked at the Annual Meeting of Shareholders?

A:	You may ask a question at the Annual Meeting of Shareholders by following the Rules of Conduct established for and distributed at the Annual Meeting of Shareholders.

Q:	What is “householding”?

A:	We have adopted a procedure called “householding,” as permitted under the rules of the Securities Exchange Act of 1934. Under this procedure, a single copy of the annual report to shareholders and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you desire another copy, at your request to Kevin G. O’Brien, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by contacting Mellon Investor Services, either by calling toll free at 1-866-541-9688 or by Internet at http://www.melloninvestor.com. If you revoke your consent to householding, you will receive your individual mailing within 30 days of your revocation notice or at the next scheduled mailing, whichever comes first.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of thirteen directors divided into three classes: I, II and III. At each Annual Meeting of Shareholders, directors of one class will be elected for a three-year term to succeed the directors whose terms are expiring. At this year’s Annual Meeting of Shareholders, four Class I directors will be elected to hold office until the 2007 Annual Meeting of Shareholders and until their successors are elected. Henry S. Holloway is not seeking reelection as a Class I director and is retiring from the Board of Directors. James G. Brocksmith, Jr., Keith W. Eckel, James F. Patterson and Gerald D. Prothro are the nominees for Class I directors. Messrs. Brocksmith, Patterson and Prothro each currently serve as a Class I director of the Company and have agreed to continue to serve if elected. Keith W. Eckel is a new nominee for the Board of Directors. He was recommended as a nominee by the Governance Committee and approved as a nominee by all of the current members of the Board of Directors of the Company.

Information regarding the Class II and Class III directors who will continue in office after the Annual Meeting of Shareholders until the expiration of their terms as well as the nominees for the Class I directors is listed below:

NOMINEES FOR CLASS I DIRECTORS

Name	Age	Director Since	Year Term Will Expire[1]
James G. Brocksmith, Jr.	63	April 1997	2007
Keith W. Eckel	57	New Nominee	2007
James F. Patterson	62	November 1996	2007
Gerald D. Prothro	61	February 1997	2007

[1]	The year their term will expire if elected at the Annual Meeting of Shareholders in 2004.

CLASS II DIRECTORS

Name	Age	Director Since	Year Term Will Expire
Joseph A. Alutto	62	May 2002	2005
Donald L. McWhorter	68	February 1997	2005
Arden L. Shisler	62	November 1996	2005
Alex Shumate	53	May 2002	2005

CLASS III DIRECTORS

Name	Age	Director Since	Year Term Will Expire
W.G. Jurgensen	52	May 2000	2006
Joseph J. Gasper	60	November 1996	2006[1]
Lydia M. Marshall	55	February 1997	2006
David O. Miller	65	November 1996	2006
Martha Miller de Lombera	56	August 2003	2006

[1]	Mr. Gasper has announced his intention to retire from all of his officer and director positions following the Company’s Annual Meeting of Shareholders on May 5, 2004.

The Board of Directors recommends that shareholders

vote “FOR” all of the Class I nominees for election as directors.

Biographical Information

Arden L. Shisler has been Chairman of the Board since June 2003, and a director of the Company since November 1996. He has been Chairman of the Board since June 2003, and a director of Nationwide Life Insurance Company (“Nationwide Life”) and Nationwide Life and Annuity Insurance Company (“Nationwide Life and Annuity”) since May 2002. He is a director and Chairman of the Board of Nationwide Mutual Insurance Company (“Nationwide Mutual”), Nationwide Mutual Fire Insurance Company (“Nationwide Mutual Fire”) and Nationwide Corporation. He also serves as trustee for the following registered investment companies: Gartmore Mutual Funds since February 2000 and Gartmore Variable Insurance Trust since July 2000. Mr. Shisler has been consultant to K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 2003. Previously he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003, and Chief Operating Officer from April 1986 to January 1992.

W.G. Jurgensen has been Chief Executive Officer of the Company since August 2000, and was Chairman of the Board from January 2001 to June 2003, and Chief Executive Officer-Elect from May to August 2000. He has been a director of the Company since May 2000. He has also been Chief Executive Officer of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity, since August 2000, was Chief Executive Officer-Elect of those companies from May to August 2000 and has been a director of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since May 2000. He also serves as a director of several other companies within Nationwide, which is comprised of the Company, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates (collectively, “Nationwide”). Previously, he was Executive Vice President of Bank One Corporation from 1998 to May 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation and Chairman of FCC National Bank from 1996 to 1998. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Joseph J. Gasper has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer and a director of Nationwide Life and Nationwide Life and Annuity since April 1996. He also serves as a director of several other Nationwide companies. Previously, he was Executive Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from April 1995 to April 1996. He was Senior Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from September 1993 to April 1995. Prior to that time, Mr. Gasper held various management positions in other Nationwide companies. Mr. Gasper has announced his intention to retire from all of his Nationwide director and officer positions following the Company’s Annual Meeting in May 2004.

Joseph A. Alutto has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991. He has been a director of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

James G. Brocksmith, Jr. has been a director of the Company since April 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He has been a director of Worthington Industries, a diversified metal processing company, since February 2003; a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002; a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001; and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Keith W. Eckel is nominated for election as a Class I director. He has been a director of Nationwide Mutual and Nationwide Mutual Fire since 1996 and Nationwide Corporation since 1998. Mr. Eckel also serves as the Chairman of the Board of Allied Group, Inc., a subsidiary of Nationwide Mutual. He is a partner of Fred W. Eckel Sons and president of Eckel Farms, Inc. in northeast Pennsylvania.

Lydia M. Marshall has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been Chair and Chief Executive Officer of Versura Inc., an Internet-based service provider to financial institutions, colleges and universities, since October 1999. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to October 1999, and Executive Vice President—Marketing of the Student Loan Marketing Association (“Sallie Mae”) from 1993 to 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and also serves as a director of Scottsdale Insurance Company (“Scottsdale”), a subsidiary of Nationwide Mutual.

Donald L. McWhorter has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. McWhorter retired from Banc One Corporation in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992. Prior to that time, Mr. McWhorter held other positions with Banc One.

David O. Miller has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1985 until May 2001. Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD since 2000. Previously, Mr. Miller was a partner of M&M Enterprises in Licking County, Ohio, from 1974 to 2001. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001. Mr. Miller serves on the boards of directors of several other Nationwide companies and as Chairman of the Board of Scottsdale.

Martha Miller de Lombera has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since August 2003. Ms. Miller de Lombera retired from Procter & Gamble in April 2001, where she was Vice President and General Manager of the company’s Latin American North Market Development Organization. She was employed at Procter & Gamble for 25 years. Ms. Miller de Lombera has been a director of Ryerson Tull, Inc., a North American distributor and processor of metals since January 2004, and a director of Grupo Aeroportunario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, since March 2001.

James F. Patterson has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1989 until May 2001. He has served as director and Vice Chairman of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire and currently serves on the board of Allied Group, Inc., a subsidiary of Nationwide Mutual. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio since 1964 and has been the President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been Managing Director of IKT Investments, Ltd. since December 2000. Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation from May 1999 to December 2000. Previously, he was Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines (“IBM”) Corporation in 1998 after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Alex Shumate has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders and Dempsey since February 1988 and Managing Partner of its Columbus office since 1991. He has been a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998.

The listing of Executive Officers and biographical sketches appear in the Company’s Annual Report on Form 10-K for year ended December 31, 2003.

The Board of Directors and its Committees

The full Board of Directors met seven (7) times during 2003. The Board of Directors has the following standing committees: an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Governance Committee (the “Governance Committee”), a Finance Committee (the “Finance Committee”) and an Officer Election Committee (the “Officer Election Committee”). The Governance Committee serves as the nominating committee.

The charters of the Audit Committee, Compensation Committee and Governance Committee, the Governance Guidelines and other governance documents are posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. They are also available in print, free of charge, to any shareholder who requests from Kevin G. O’Brien, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of four directors, all of whom are independent as defined by the Independence Standards for Directors adopted by the Company’s Board of Directors and the NYSE listing standards currently applicable and in effect until the day of the Annual Meeting of Shareholders. The purpose of the Audit Committee is to engage and oversee the Company’s independent auditors and to assist the Board of Directors in its oversight of:

♦	the integrity of the Company’s financial statements;

♦	the Company’s compliance with legal and regulatory requirements, including requirements of the Securities and Exchange Commission (“SEC”) and the NYSE;

♦	the qualifications, independence and services of the independent auditors; and

♦	the performance of the Company’s internal auditors and independent auditors.

The Audit Committee operates under a written charter approved by the Board of Directors. The charter provides that the Audit Committee’s responsibilities fall into five categories of activities as generally described below:

Authority and Committee Governance Activities

The Audit Committee reviews its charter annually and updates it as necessary. It also receives reports from management and the independent auditors as it requests or as is required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. It also receives and considers the regular reports of management regarding the establishment, and quarterly and annual assessments of, internal controls and disclosure controls, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls. The Audit Committee meets separately and periodically with management, internal auditors and the independent auditors. It conducts an annual performance self-evaluation.

Engagement and Oversight of Independent Auditors

The Audit Committee appoints (subject to ratification by the shareholders), terminates, compensates and oversees the work of the Company’s independent auditors who report to the Audit Committee. It reviews and approves the scope and plan of the annual audit by the independent auditors. It establishes and annually reviews the Company’s policy regarding engagement of independent audit firms and approves all audit and non-audit services (and related fees) provided by such firms. At least annually, the Audit Committee obtains and reviews a report by the independent auditor describing the firm’s internal quality control review, any peer review of the firm, or any inquiry board investigation by governmental or professional authorities within the preceding five years, as well as any steps taken to deal with any issues raised by such reviews. It also reviews any audit problems or difficulties with management’s response with the Company’s independent auditors, sets hiring policies for the Company’s employment of current or former employees of the independent auditor and approves the assignment and required rotation of the independent auditor lead engagement and review partners.

Oversight of Financial Reporting Activities

The Audit Committee discusses the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies and timely reviews, with management and the independent auditors, the audit of the Company’s financial statements.

Oversight of Internal Audit Function

The Audit Committee ensures that the Company establishes and maintains an effective internal audit function, and considers and reviews with management: any significant findings, management’s responses thereto, and the adequacy of the Company’s internal controls.

Other Activities

The Audit Committee may engage and compensate independent counsel and other advisers as its deems necessary to carry out its duties; discusses policies with respect to risk assessment and risk management; reviews with management the results of the Company’s monitoring of compliance with the conflict of interest policy, waivers of that policy and required disclosure of such waivers; and reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators. The Audit Committee reports its actions to the Board of Directors regularly.

Ms. Marshall and Messrs. Alutto, Brocksmith, and Prothro are members of the Audit Committee. Currently, Mr. Brocksmith serves on the board of directors and audit committee of four other public companies. The Board of Directors has determined that such service will not impair his ability to effectively serve on the NFS Board of Directors and Audit Committee.

Mr. Brocksmith, who is independent under the NYSE listing standards, has been designated by the Board of Directors as an audit committee financial expert. The Audit Committee met twelve (12) times during 2003. For more information regarding the activities of the Audit Committee, see the Audit Committee Report later in this Proxy Statement.

Compensation Committee

The Compensation Committee consists of four directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Company’s Board of Directors. The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board of Directors as they relate to the compensation of the Company’s executives. The Compensation Committee also carries out the Board’s oversight responsibilities by reviewing the human resources, compensation and benefit practices and provides an annual report on executive compensation for inclusion in the annual proxy statement.

The Compensation Committee operates under a written charter approved by the Board of Directors. The charter provides that the Compensation Committee’s duties include, among other things:

♦	oversight and review of the Company’s human resources programs for directors, executives and associates of the Company; and

♦	responsibility for approval of equity compensation plans and plan awards under incentive and equity compensation plans.

The Compensation Committee has the sole authority to retain and terminate any consultant assisting in the evaluation of the compensation of the Board or any officer and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the Compensation Committee’s scope of responsibilities.

Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of the Compensation Committee. The Compensation Committee met six (6) times during 2003.

Governance Committee

The Governance Committee consists of five directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Company’s Board of Directors. The Governance Committee’s primary purposes are to:

♦	assist the Board in fulfilling its responsibilities to the shareholders, potential shareholders and the Board of Directors by reviewing and developing governance principles, structures and processes of the Board of Directors and the Company, and recommend to the Board of Directors appropriate changes from time to time;

♦	identify potential board members and recommend candidates to the Board of Directors for nomination for election as directors at the Annual Meeting of Shareholders; and

♦	lead the Board of Directors in its annual review of the Board of Directors’ performance.

The Governance Committee operates under a written charter approved by the Board of Directors. The charter provides that in meeting its responsibilities, the Governance Committee, among other things:

♦	reviews and recommends appropriate changes in the principles, structure and processes of the Board of Directors related to the governance of the Board of Directors and the Company;

♦	reviews nominations and recommends candidates for director, after evaluating the needs of the Board of Directors, including the need for additional or different skills and experience, as well as geographical, racial, ethnic or other diversity needs;

♦	recommends and implements an evaluation process and developmental plan for the Board of Directors; and

♦	conducts an annual performance self-evaluation.

The Governance Committee has the sole authority to retain and terminate any search firm to identify director candidates and has the power to retain independent counsel, auditors or others to assist it in the conduct of any investigation into matters within the Governance Committee’s scope of responsibilities.

The Governance Committee has recommended and the Board has adopted a policy with respect to consideration of director nominations by shareholders who are entitled to vote in the election of directors of the Company. This policy is also posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The Policy on Director Nominations provides that recommendations concerning potential candidates may be submitted to the Secretary of the Company by mailing the recommendations to One Nationwide Plaza, 1-38-03, Columbus, Ohio 43215-2220. Any recommendations from shareholders should be accompanied by a detailed résumé of the candidate, a description of his or her relationship to the nominating shareholder and the Company (if any), the consent of the candidate to serve as a director in the event he or she is nominated and elected and a description of the nominating shareholder’s relationship to the Company, including documentation reflecting the number and type of securities owned and the period for which the securities have been held. Recommendations must be received not later than October 31 of each calendar year for consideration in connection with elections to be held at the following year’s Annual Meeting of Shareholders.

Recommended candidates are evaluated based on the criteria set forth in the Company’s Governance Guidelines and Policy Statement Regarding Board Composition and Selection of New Board Members, both of which are also posted on the same area of the Company’s website described above. The process is the same for all nominees, including those recommended by shareholders. Generally, as set forth in the Governance Guidelines, the Governance Committee will recommend candidates for election to the Board of Directors who complement the existing range of experience, expertise and relationships. In addition, candidates must be dedicated to the long-term interests of the Company, its shareholders and customers. The candidate must have the time to carry out all of the duties of a director of the Company and must have the personal skills to be a contributing and productive member of the Board of Directors.

The Policy Statement Regarding Board Composition and Selection of New Board Members contains the process for identifying potential candidates for election to the Board of Directors. The Policy Statement provides that the Governance Committee has the responsibility for recommending a candidate to fill a Board vacancy, but the ultimate decision on the nomination of a candidate is solely that of the Board as a whole. Because of the importance of the Board to the success of the Company, the process by which the Governance Committee decides on its recommendations is of the utmost importance. The Governance Committee has the following responsibilities as part of this process:

♦	The Governance Committee should assess the experience, expertise and business relationships represented by the continuing Board members, in light of the existing and planned businesses of the Company, to determine the skills and background the new Board member should have to complement those of the continuing Board members.

♦	The Governance Committee should actively seek suggestions for possible nominees from: interested outside groups, other Board members and senior management, and should consider using executive search firms to assist it in finding candidates with the skills and backgrounds needed.

♦	The Governance Committee should carefully review the résumés of the candidates and seek personal references before recommending a candidate.

♦	The Governance Committee should interview any person it proposes to the Board as a nominee for a vacancy, and should arrange for the Chief Executive Officer to interview the prospective candidate as well.

♦	The Governance Committee should make its recommendation to the Board in writing, describing the experience, expertise and background of the proposed nominee, and the ways in which he or she will complement the skills and backgrounds represented by the continuing members of the Board.

♦	In light of the importance of the decision, ample time should be allowed for the Board to consider the Governance Committee’s recommendation. The Chief Executive Officer should play an active role in the selection process, but it is the responsibility of the Board, not any individual director or any committee, to make these important decisions.

♦	To help make new Board members as productive as possible quickly, the Governance Committee should instruct management to prepare an orientation program for new Board members, and should periodically review the program to assure its quality and scope.

The Governance Committee has also recommended and the Board has adopted the Nationwide Financial Services, Inc. Procedure for Communications with the Board of Directors, which is also posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The procedure incorporates the SEC’s rules relating to communications between shareholders and boards of directors, and provides a process through which interested parties may submit communications to the Company’s Board of Directors or its individual members.

The Governance Committee will also consider other issues related to corporate governance. Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of the Governance Committee. The Governance Committee met eight (8) times during 2003.

Finance Committee

The Finance Committee consists of seven directors, none of whom is an officer or employee of the Company. The Finance Committee is responsible for reviewing the investments, significant financial transactions and financial status of the Company. The Board of Directors has approved the written charter of the Finance Committee. Mmes. Marshall and Miller de Lombera and Messrs. Alutto, Holloway, McWhorter, Patterson and Shumate are the members of the Finance Committee, which met six (6) times during 2003.

Officer Election Committee

The Officer Election Committee consists of a single member, W.G. Jurgensen. The Board of Directors has, by resolution, delegated to the Officer Election Committee the authority to elect officers of the Company, other than senior vice presidents and more senior officers. The Officer Election Committee met two (2) times during 2003.

Governance Guidelines

The Board of Directors of NFS, upon recommendation of the Governance Committee, adopted Governance Guidelines on March 5, 2003. The Governance Guidelines address the responsibilities, operations and compensation of the Board of Directors. They also provide for an annual self-evaluation of the effectiveness of the Board of Directors and its committees.

The Governance Guidelines also address the qualifications for membership on the Board, outlining the process for identifying and selecting candidates for election or re-election to the Board. The goal, as identified in the Governance Guidelines, is to create a board which has, as a whole, the skills and background necessary to help NFS deal with the challenges it faces. The Governance Guidelines provide that directors are not eligible for re-election after attaining age 70. Candidates will be selected so that the Board will have a majority of directors who meet the criteria for independence required by the NYSE listing standards.

The Governance Committee is responsible for annually reviewing with the Board the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. This assessment will include directors’ qualifications as independent, as well as considerations of diversity, age, skills and experience in the context of the needs of the Board.

The Board has, and has always fulfilled, a fiduciary duty to nominate only those who it believes, after appropriate inquiry, will serve the best long-term interests of the Company. In deciding whether to re-nominate a director, the Board should consider the recommendations of the Governance Committee, as well as the director’s contribution to the Board and to the Company. The Governance Committee should consider all relevant factors, including its own experience in working with the director and the results of a Board self-evaluation process, which the Governance Committee should arrange to be conducted annually. In addition, the Governance Committee must consider the member’s status as an independent director, as defined in the NYSE listing standards mentioned above.

The Governance Guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of the director to effectively serve on the NFS Board of Directors or Audit Committee, as applicable. Any determination by the Board of Directors approving of service on more than three public company audit committees will be disclosed in the annual proxy statement.

Additional Governance Policies

Upon recommendation of the Governance Committee, on March 5, 2003 the Board of Directors of the Company adopted several governance policies reflecting the Governance Committee’s ongoing review of the Company’s governance structures, as well as policies to implement the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. Among the policies adopted by the Board of Directors is a process for:

♦	determining which member(s) of the Audit Committee qualify as an audit committee financial expert;

♦	conducting the annual evaluation of the effectiveness of the Board of Directors and its committees; and

♦	conducting the annual evaluation of the independence of each Board and committee member pursuant to the Company’s Policy on Director Independence.

The Board of Directors adopted a revised version of the Nationwide Code of Conduct and Business Practices which is posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The code is available in print, free of charge, to any shareholder who requests it. You may request a copy by contacting Kevin G. O’Brien, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331. All directors, officers and employees of the Nationwide group of companies are required to adhere to the code. As required by the Securities and Exchange Commission regulations and the listing standards of the NYSE, the code contains written standards designed to deter wrongdoing and to promote honest, ethical conduct including ethical handling of conflicts; full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications; compliance with laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. It also contains compliance standards and procedures that facilitate the effective operation of the code. Any waivers from, or amendments to, the code for directors and executive officers must be approved by the Board of Directors or a designated board committee and will be promptly disclosed to the shareholders by posting any waiver on the website listed above.

On March 3, 2004, the Board of Directors of the Company adopted Independence Standards for Directors of the Company which are attached to this Proxy Statement as Appendix A and posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. These standards contain objective standards that the Board has determined are appropriate. The Company qualifies as a “controlled company1” under the NYSE listing standards, and therefore is not required to meet the NYSE listing standards that require a majority of the full Board and one hundred percent of the Compensation and Governance Committees be composed of independent directors. The Board of Directors of the Company believes it is good corporate governance to comply with these requirements. The Board, upon recommendation of the Governance Committee, also determined the independence of each Board member at its meeting on March 3, 2004 in accordance with the Independence Standards for Directors. The Board determined that ten out of the thirteen directors meet the Independence Standards for Directors and have no material relationship with the Company. The following are the independent directors: Mmes. Marshall and Miller de Lombera and Messrs. Shisler, Alutto, Brocksmith, Holloway, McWhorter, Miller, Patterson and Prothro.

[1]	A “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Nationwide Corporation owns approximately 94% of the combined voting control of Nationwide Financial Services, Inc.

The non-management directors of the Company meet in regularly scheduled executive sessions without management. Mr. Shisler, the independent Chairman of the Board, presides over each executive session. Interested parties may make their concerns known to Mr. Shisler or the non-management directors as a group by using the procedures set forth in the Procedure for Communications with the Board of Directors posted on the Company’s website.

Director Attendance

During fiscal year 2003, each director attended all of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the period of his or her service as a director or a member of a committee.

It is the policy of the Board of Directors that each of its members should attend the Annual Meeting of Shareholders of the Company unless the absence of a director is unavoidable as a result of a conflict or factor beyond the control of the director. All of the then current directors of the Company were in attendance at the last Annual Meeting of Shareholders.

Director Compensation

Members of the Board of Directors who are employees of the Company or its affiliates are not separately compensated for service on the Board of Directors or any of its committees.

During 2003, directors of the Company who are not employees of the Company or its affiliates received an annual cash retainer of $27,500; a stock retainer consisting of a grant of shares of Class A Common Stock of the Company having a value of $27,500; and a stock option grant valued at $45,000 for service on the Board and its committees. The cash and stock retainers are paid in monthly installments. In addition, the Chairman of the Board received a supplemental annual retainer of $40,000, paid one-half in cash and one-half in shares of the Company’s Class A Common Stock, for his additional duties. This supplemental retainer of cash and stock is also paid in monthly installments.

The 2003 stock option grant to the directors of the Company was made on March 4, 2003, and had an exercise price of $23.28, which was equal to the fair market value of the Class A Common Stock on that date. One-third of the options granted become exercisable on each of the first three anniversary dates of the grant and the grants have a ten-year term. The non-employee directors also received a cash meeting fee of $1,500 for each board or committee meeting attended. Committee chairmen receive an additional $500 per committee meeting attended and all directors are reimbursed for reasonable travel expenses incurred in attending meetings.

An additional retainer of $15,000 is payable in cash to the members of special committees, if and when such committees are established by the Board of Directors.

Compensation for the non-employee members of the Board of Directors of the Company was revised effective January 1, 2004. The director compensation arrangements for 2004 are described below.

In 2004, directors of the Company who are not employees of the Company or its affiliates will receive an annual cash retainer of $32,500; a stock retainer consisting of a grant of shares of Class A Common Stock of the Company having a value of $32,500; and a stock option grant valued at $45,000 for service on the Board and its committees. The retainers of cash and stock are paid in monthly installments. The Chairman of the Board receives a supplemental annual retainer of $40,000, paid one-half in cash and one-half in shares of the Company’s Class A Common Stock, for his additional duties. This supplemental retainer of cash and stock is also paid in monthly installments.

In addition, the cash meeting fee increased to $2,250 for each Audit Committee meeting attended, and to $2,000 for each other board or committee meeting attended. Committee chairmen continue to receive an additional $500 per committee meeting attended and all directors are reimbursed for reasonable travel expenses incurred in attending meetings.

No change was made to the amount of the additional retainer ($15,000), which is payable in cash to the members of special committees, if and when such committees are established by the Board of Directors.

Directors may elect annually to defer any or all of their cash compensation for board service. Amounts deferred earn a return equivalent to the rate of return on selected investment choices offered under the Nationwide Board of Directors’ Deferred Compensation Plan.

Prior to 2002, if a non-employee director of the Board did not receive life, accident, health and dental insurance benefits (“Welfare Benefits”) as a result of service on the board of another Nationwide company, the Company would provide such Welfare Benefits. Effective January 1, 2002, non-employee directors were offered a one-time choice of an annual award of stock options (maximum value $5,000) in lieu of the Welfare Benefits. Non-employee directors who are first elected after September 10, 2001 receive only the stock option grant of $5,000 a year; no Welfare Benefits are offered.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The salaries and benefits of certain officers and employees of the Company and its subsidiaries, including some of the executive officers named in the table below, will be paid by Nationwide Mutual and reimbursed in accordance with the terms of the Amended and Restated Cost Sharing Agreement. See the section of this Proxy Statement entitled “Certain Relationships and Related Transactions” for a description of the Amended and Restated Cost Sharing Agreement.

The following table provides certain information concerning compensation received by the Company’s Chief Executive Officer and the four other most highly paid executive officers in 2003. It includes information for the fiscal years ended December 31, 2003, 2002 and 2001 for services rendered to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Award		Payouts
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Award(s)[7] $	Securities Underlying Options/ SARs (#)	LTIP Payouts $	All Other Compensation $
W.G. Jurgensen: Chief Executive Officer [1]	2003 2002 2001	300,000 293,538 277,682	771,919[2] 605,938[3] —	[6] [6] [6]	— 690,221[8] —	234,058 92,663[10] 187,119[10]	— 175,126[11] —	130,615[12,13] 83,364 27,186

Joseph J. Gasper: President and Chief Operating Officer	2003 2002 2001	735,596 725,000 718,269	1,401,266[2] 534,700[3] 246,500[4]	59,513[5,6] [6] [6]	— 712,058[8] 2,282,837[9]	230,966 95,589[10] 77,643[10]	— 144,222[11] —	249,119[13,14] 43,517 58,310

Richard A. Karas: Senior Vice President— Sales— Financial Services	2003 2002 2001	400,000 400,000 386,539	210,444[2] 139,900[3] 140,700[4]	47,610[5,6] [6] [6]	— 154,030[8] 399,656[9]	49,311 20,679[10] 12,325[10]	— 39,994[11] —	184,997[13,14] 18,300 21,129

Mark R. Thresher: President and Chief Operating Officer— Elect and Chief Financial Officer	2003 2002 2001	364,615 319,231 293,269	255,199[2] 139,100[3] 134,000[4]	47,610[5,6] [6] [6]	— 139,111[8] 399,656[9]	70,420 18,676[10] 12,035[10]	— 39,994[11] —	183,911[13,14] 15,576 17,030

Mark D. Phelan: Senior Vice President— Technology & Operations	2003 2002 2001	332,308 318,808 297,154	180,494[2] 209,900[3] 134,000[4]	[6] [6] [6]	— 139,111[8] —	43,718 18,676[10] 30,785[10]	— 39,994[11] —	13,998[13] 15,564 7,072

[1]	Figures in the Summary Compensation Table, other than under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. Jurgensen for his services rendered to the Company and its subsidiaries as allocated pursuant to the Amended and Restated Cost Sharing Agreement.
[2]	Represents the amount paid to executive officers under the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (the “SEIP”) in 2004 for the 2003 award year, except the amount paid to
Mr. Gasper, which also includes a $500,000 payment paid under his Retention Bonus Agreement.
[3]	Represents the amount paid to executive officers under the SEIP in 2003 for the 2002 award year, except the amount paid to Mr. Jurgensen, which also includes $450,000 paid under the SEIP and $155,938 paid by the Company to Mr. Jurgensen in his role as the CEO of Nationwide and the amount paid to Mr. Phelan also includes a $75,600 special bonus for performance over an 18-month period which was paid in 2002.
[4]	Represents the amount paid to executive officers under the SEIP in 2002 for the 2001 award year.
[5]	Represents the amount received as a gross-up for taxes in connection with cash received in exchange for cancellation of stock options from Gartmore Global Investments, Inc. (“GGI”). See footnote 14 to the Summary Compensation Table for more information on this exchange.

[6]	Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.
[7]	The following is the aggregate number of shares and value of restricted stock held at the end of the 2003 fiscal year for: Mr. Jurgensen—27,767 shares at a value of $917,977; Mr. Gasper—69,300 shares at a value of $2,291,058; Mr. Karas—12,782 shares at a value of $422,573; Mr. Thresher—12,452 shares at a value of $411,663 and Mr. Phelan—3,077 shares at a value of $101,726.
[8]	Valued at fair market value on the date of grant. Restricted stock granted in 2002 will vest on April 9, 2005. Annual grants under the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the “LTEP”) in 2002 were given to all named executive officers. Such awards were made in the form of restricted stock and stock options.
[9]	Valued at fair market value on the date of grant. Restricted stock granted in 2001 vested on February 6, 2004.
[10]	The 2001 totals include options received in 2002 in lieu of all or a portion of the SEIP cash award for the 2001 award year. The Compensation Committee chose to deliver a portion of the short-term cash awards as long-term awards of stock options. These options were exercisable on the date of grant. The amount delivered was as follows: Mr. Jurgensen—48,719 stock options, Mr. Gasper—41,943 stock options, Mr. Karas—6,075 stock options, Mr. Thresher—5,785 stock options and Mr. Phelan—5,785 stock options. The totals also include annual grants of stock options under the LTEP.
[11]	Figures reflect the amount credited for 2002 to the deferred compensation account maintained for the participant pursuant to the Nationwide Economic Value Incentive Plan. This plan was discontinued effective December 31, 2002. The carry-forward balances related to each participant’s account were forfeited as of December 31, 2002.
[12]	Includes $40,000 to represent maximum value of additional use of the Company plane that Mr. Jurgensen received in lieu of a recommended 4.0% salary increase for 2003.
[13]	Includes contributions made or credited by the Company for 2003 under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan. The following are the amounts for the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan: Mr. Jurgensen—$6,000 for the Nationwide Savings Plan and $84,615 for the Nationwide Supplemental Defined Contribution Plan; Mr. Gasper—$6,000 for the Nationwide Savings Plan and $32,119 for the Nationwide Supplemental Defined Contribution Plan; Mr. Karas—$6,000 for the Nationwide Savings Plan and $10,197 for the Nationwide Supplemental Defined Contribution Plan; Mr. Thresher—$6,000 for the Nationwide Savings Plan and $9,111 for the Nationwide Supplemental Defined Contribution Plan and Mr. Phelan—$6,000 for the Nationwide Savings Plan and $7,998 for the Nationwide Supplemental Defined Contribution Plan.
[14]	Includes cash received in exchange for cancellation of stock options from GGI, pursuant to the conversion to a new GGI stock option plan that prohibits non-GGI employees from holding options under the plan. The options were granted to key executives of the Company when GGI was a subsidiary of the Company. In June 2002, GGI became an indirect subsidiary of Nationwide Mutual. The executives were therefore no longer eligible to hold options under the plan. The following are the amounts received: Mr. Gasper —$211,000 for 2,500 options; Messrs. Karas and Thresher—$168,800 for 2,000 options.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted #	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price per share $	Expiration Date	Grant Date Present Value[2] $
W.G. Jurgensen	234,058[1]	8.1%	23.28	03/04/2013	1,827,993
Joseph J. Gasper	230,966[1]	8.0%	23.28	03/04/2013	1,803,844
Richard A. Karas	49,311[1]	1.7%	23.28	03/04/2013	385,119
Mark R. Thresher	70,420[1]	2.4%	23.28	03/04/2013	549,980
Mark D. Phelan	43,718[1]	1.5%	23.28	03/04/2013	341,438

[1]	One-third of the options reflected herein become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

[2]	The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

♦	An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

♦	An interest rate of 2.62% that represents the interest rate on a 5-year constant maturity Treasury bill on the date of grant with a maturity rate corresponding to that of the option term.

♦	Dividends at a rate of $0.51 per share for the March 4, 2003 grant, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant.

♦	An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

♦	Volatility of the stock price of 42.76% for the March 4, 2003 grant, calculated using daily stock prices for the period between the Company’s initial public offering on March 6, 1997 and the date of grant.

♦	No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/Unexercisable $
W.G. Jurgensen	—	—	357,874/365,966	941,160/2,410,527
Joseph J. Gasper	—	—	319,206/306,592	752,722/2,258,847
Richard A. Karas	—	—	94,535/65,180	187,437/482,262
Mark R. Thresher	—	—	54,827/84,954	69,796/688,708
Mark D. Phelan	—	—	46,577/64,502	63,674/427,562

Pension Plans

Retirement Plan

Nationwide maintains a qualified defined-benefit plan called the Nationwide Retirement Plan (“NRP”), which was restated effective January 1, 2002 to add an Account Balance feature. In general, the executive officers named in the Summary Compensation Table and other participants of NFS will receive an annual retirement benefit under the Nationwide Retirement Plan equal to the greater of the Final Average Pay (if applicable) or Account Balance formulas as described below:

The Final Average Pay (“FAP”) Formula

The FAP formula is computed as follows:

♦	1.25% of the participant’s Final Average Compensation (defined below) times years of service (to a maximum of 35 years); plus

♦	0.50% of the participant’s Final Average Compensation (defined below) in excess of Social Security Covered Compensation (defined below) times years of service (to a maximum of 35 years).

With respect to Messrs. Karas, Gasper, Thresher and Phelan, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table. Covered compensation for Mr. Jurgensen includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered and allocated to other Nationwide companies.

The definition of Final Average Compensation changed on January 1, 1996. For service earned prior to that date, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. For service earned since 1995, Final Average Compensation is the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any Nationwide company.

Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age 65, whichever is later. New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula.

Account Balance Formula

The Account Balance formula was added for all employees effective as of January 1, 2002. The notional account under this formula is comprised of the following components:

♦	Opening Balance Amount: The accrued benefit was determined under the FAP formula as of December 31, 2001. This accrued benefit was then converted into a lump sum that reflected the current value of that benefit; plus

♦	Pay Credits: Amounts added to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service (plus 3% of pay over the social security wage base of $87,000 in 2003) to 6% of pay for those with over 15 years of service (plus 4% of pay over the social security wage base of $87,000 in 2003); plus

♦	Interest Credits: Interest amounts added to the account on a biweekly basis based on the applicable interest rate established by law. Historically, the 30-year Treasury bill rate in effect from the second month preceding the current quarter has been used as the interest rate.

A participant becomes fully vested after the completion of five years of vesting service. The NRP allows a participant the option of receiving their retirement plan benefit at any age – provided that they have at least five years of service when they leave Nationwide. If a participant leaves Nationwide at termination before age 65 years and decides to receive benefits before age 65, the monthly benefit amount earned will be reduced due to the longer payout period. A pre-retirement death benefit is payable to:

♦	a participant’s spouse; or

♦	under certain circumstances, the named beneficiary of an active participant.

The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

Excess and Supplemental Plans

Nationwide maintains an unfunded, nonqualified defined-benefit excess benefit plan called the Nationwide Excess Benefit Plan. Nationwide also maintains an unfunded, nonqualified defined-benefit supplemental benefit plan called the Nationwide Supplemental Retirement Plan. Any participant of Nationwide or the Company, whose benefits are limited under the Nationwide Retirement Plan by reason of limitations under Internal Revenue Code Section 415 on the maximum benefit that may be paid under the Nationwide Retirement Plan will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the Nationwide Retirement Plan in the absence of such limitations. Officers who earn in excess of the limit on compensation set forth in Internal Revenue Code Section 401(a)(17) annually, who have at least five years of vesting service, and whose benefits under the Nationwide Retirement Plan are limited by reason of certain other limitations under the Internal Revenue Code, may receive benefits under the Nationwide Supplemental Retirement Plan. Benefits under the Nationwide Supplemental Retirement Plan will be:

♦	1.25% of the participant’s Final Average Compensation (as defined previously) times years of service (up to a maximum of 40 years); plus

♦	0.75% of the participant’s Final Average Compensation (as defined previously) in excess of Social Security Covered Compensation (as defined previously) times years of service (up to a maximum of 40 years); less

♦	benefits accrued under the Nationwide Retirement Plan and the Nationwide Excess Benefit Plan.

For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits under the Nationwide Excess Benefit Plan vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan.

The chart below uses the Final Average Pay formula and indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Nationwide Retirement Plan, including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation (as defined previously) equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Nationwide

Retirement Plan (including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan) would be the total of the benefit determined based on years of service earned under each method. We have not shown the Account Balance formula computations in the chart below because we believe that using the Final Average Pay formula will result in higher amounts.

PENSION PLAN TABLE

	Years of Service
Final Average Compensation	15	20	25	30	35
$125,000	$29,515	$39,353	$49,192	$59,030	$68,868
150,000	36,077	48,103	60,129	72,155	84,181
175,000	42,640	56,853	71,067	85,280	99,493
200,000	55,054	73,405	91,756	110,107	128,458
225,000	62,554	83,405	104,256	125,107	145,958
250,000	70,054	93,405	116,756	140,107	163,458
300,000	85,054	113,405	141,756	170,107	198,458
350,000	100,054	133,405	166,756	200,107	233,458
400,000	115,054	153,405	191,756	230,107	268,458
450,000	130,054	173,405	216,756	260,107	303,458
500,000	145,054	193,405	241,756	290,107	338,458
700,000	205,054	273,405	341,756	410,107	478,458
900,000	265,054	353,405	441,756	530,107	618,458
1,100,000	325,054	433,405	541,756	650,107	758,458
1,300,000	385,054	513,405	641,756	770,107	898,458
1,500,000	445,054	593,405	741,756	890,107	1,038,458
1,700,000	505,054	673,405	841,756	1,010,107	1,178,458

All executive officers named in the Summary Compensation Table have a portion or all of their benefits calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Nationwide Retirement Plan for Messrs. Gasper and Karas was 29.5 years and 31.5 years, respectively. Messrs. Gasper and Karas have earned additional years of service since 1996. Messrs. Thresher and Phelan began participation in the Retirement Plan in 1997 and 1999, respectively. Mr. Jurgensen became eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest five-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen’s highest five-year average compensation is the greater of the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide. This benefit is reduced by the benefits received under the Nationwide Retirement Plan, Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen’s prior employers, and will be paid by Nationwide Mutual (not the Nationwide Retirement Plan). After 1995, the benefit of each executive officer named in the Summary Compensation Table will be calculated under the post-1995 five-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2003, for Messrs. Jurgensen, Gasper, Karas, Thresher and Phelan was as follows: Mr. Jurgensen, $906,152; Mr. Gasper, $1,270,646; Mr. Karas, $539,900; Mr. Thresher, $503,715 and Mr. Phelan, $466,608.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) established the components of compensation for executive officers for 2003. We describe our compensation philosophy and pay components for our executive officers in our report below.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation program for our executive officers should support the Company’s business strategies and operate within a competitive framework. In addition, the Compensation Committee determines compensation based on the overall financial results of the Company, teamwork, and individual contributions that help build value for our shareholders. The goals of our compensation program are to:

♦	provide a direct link between pay and performance;

♦	allocate a larger percentage of executive compensation to pay that is conditional or contingent on the performance of our Company and each executive’s individual performance;

♦	retain, attract and motivate top-caliber executives;

♦	offer total compensation that is competitive in design and pay level with similar companies; and

♦	encourage executives to focus on building shareholder value.

Independent compensation consultants provide competitive market data to the Compensation Committee. This data compares our compensation practices to various groups of similar companies (referred to as the market comparison group). These companies compete with us for customers, capital and executives, and are similar to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations. The companies chosen for the market comparison group are not necessarily the same companies that comprise the peer group in the Performance Graph included later in this Proxy Statement. The market comparison group includes more companies than those in the peer group in order to provide the Compensation Committee a broader database for comparison purposes. This competitive market data is an important tool we use when we make decisions on compensation.

2003 Compensation

The principal components of compensation for the executive officers for 2003 are:

♦	salary;

♦	annual incentive; and

♦	long-term incentive.

As described below, each component of compensation serves a somewhat different purpose. The description below applies to our executive officers other than Mr. Jurgensen, whose compensation is discussed in the section below titled Compensation of our Chief Executive Officer.

2003 Salary

Salaries compensate executive officers for individual performance and reward the executive for contributions to the achievement of the Company’s goals. We use salaries to retain, attract and motivate top-caliber executive talent.

In determining adjustments to salaries for the executive officers for 2003, the Compensation Committee evaluated the executives’ level of responsibility, prior experience, expertise and value to the Company. We also considered industry salaries and salary practices of the market comparison group, recent Company performance, and individual contributions to the Company and Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates (collectively, “Nationwide”). When evaluating an individual’s performance for 2003, the Compensation Committee considered, among other things, the executive’s actions to:

♦	contribute toward the financial results of the Company and Nationwide; and

♦	promote the values of the Company and Nationwide.

Salaries for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer increased by a weighted average of 2.5% in 2003, based on year ending base salaries, and were established by the Compensation Committee at levels consistent with our philosophy and objectives. The overall salary increase percent reflects individual performance, Company performance and increases for promotions. This rate of increase enables us to maintain competitive salaries.

2003 Annual Incentive Compensation

The SEIP, which is our annual incentive compensation plan, promotes our pay-for-performance philosophy by providing our executive officers with direct financial rewards in the form of annual incentives.

Each year, the Compensation Committee sets specific Company performance measures for the annual incentive plan. The Compensation Committee provides participants with a target incentive award opportunity as a percentage of their base salary. These targets are determined by considering the executive’s level of responsibility, value to the Company, and the annual incentive target levels among the market comparison group. The Compensation Committee awards annual incentives based on the Company’s success in meeting the performance targets. Under the plan’s formula, the Compensation Committee has discretion to make a downward (but not upward) adjustment of the calculated awards based on other criteria, which include an executive’s individual performance.

Annual incentive awards for 2003 were based on net operating return on equity, operating earnings per share and operating revenue growth. The Compensation Committee also considered the influence of other factors on Company and Nationwide performance, including individual performance. These discretionary factors may influence awards negatively, but cannot impact awards positively.

For 2003, individual targets for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer ranged from 65% to 125% of salary. Individual payouts under the annual incentive plan may range from zero to 2.5 times the individual’s target incentive award opportunity. For 2003, the financial performance of the Company as indicated by the three factors referred to above resulted in a cash payout of 98% of target for Mr. Gasper, 81% of target for Mr. Karas, 99% of target for Mr. Thresher and 83% of target for Mr. Phelan.

2003 Long-Term Incentive Compensation

Long-term incentive compensation comprises a significant portion of an executive officer’s total compensation package consistent with our philosophy of emphasizing conditional or contingent components of compensation. When determining long-term incentive awards, the Compensation Committee considers the executive officer’s level of responsibility, position within the Company and Nationwide, prior experience, historical awards, various individual and Company performance criteria, and pay practices of the market comparison group.

We have one long-term incentive compensation plan, the LTEP, described below. This plan is designed to offer competitive pay and to align the executive officers’ interests with those of our shareholders.

Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, performance stock and performance units. To the extent an award is performance based, performance measures considered in determining awards under this plan are chosen from among specified measures: earnings per share, economic value added, market share, net income, operating income, return on assets, return on capital, return on equity, return on investment, revenue, share price, stock price growth, or total shareholder return. The objectives of the LTEP are to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliates, to attract and retain high caliber individuals, and to align their interests with those of our shareholders.

During March 2003, the Compensation Committee made grants to our executive officers and others under the LTEP. The economic value of the grants made to the executives was based on individual targets that ranged from 100% to 280% of the salary range midpoint. These targets were established at the 50th percentile of grant practices among the market comparison group. Award sizes were determined based on Company performance on selected performance measures and the individual’s recent past and potential future impact on the Company’s performance. Grants to the executive officers were awarded in the form of nonqualified stock options that have an exercise price equal to the fair market value of our Class A Common Stock on the date of the option grant and will vest at the rate of one third of the shares on each of the first three anniversaries of the date of grant. Nonqualified stock option grants to executive officers (excluding the Chief Executive Officer) ranged from 43,718 to 230,966 shares.

2003 Compensation of our Chief Executive Officer

Our Chairman and Chief Executive Officer, W.G. Jurgensen, is also the Chief Executive Officer of Nationwide Mutual and other Nationwide entities. Mr. Jurgensen’s compensation is allocated among the companies in the Nationwide organization for which he provides services pursuant to the Amended and Restated Cost Sharing Agreement in such portions as determined each year in advance by the Compensation Committee and the Nationwide Mutual Human Resources Committee. Pursuant to the terms of this agreement, Nationwide Mutual pays his compensation, and the other companies in the Nationwide organization reimburse Nationwide Mutual. The compensation reported for Mr. Jurgensen in this Proxy Statement and discussed in this report is the amount of his total compensation that is allocated to the Company and its subsidiaries.

The Compensation Committee determined Mr. Jurgensen’s 2003 compensation in accordance with the same philosophy and objectives described earlier in this report and used for all executive officers, and incorporating a review of compensation practices from members of the peer group of companies identified in the Performance Graph included later in this Proxy Statement. In determining the salary compensation of Mr. Jurgensen for 2003, the Compensation Committee reviewed the financial results of the Company and Nationwide for 2002, his strong leadership, his clear strategic vision and his continued cultural transformation of the Company. The Compensation Committee also took into account the provisions of Mr. Jurgensen’s employment agreement, which are described in detail in the next section of this Proxy Statement. The portion of Mr. Jurgensen’s salary allocated to the Company was $300,000 in 2003. He received the same salary for 2003 that he received for 2002. In addition, in 2003 he received additional use of the Company plane in lieu of a recommended 4.0% salary increase for 2003. This salary continues to position Mr. Jurgensen’s base salary compensation at approximately the 50th percentile of the market comparison group.

The portion of Mr. Jurgensen’s annual incentive compensation allocated to the Company and paid as cash in 2003 under the SEIP was $771,919. In determining the annual incentive compensation award for Mr. Jurgensen for 2003, the Compensation Committee and the Board of Directors reviewed the level of achievement of specified 2003 NFS financial goals. It was allocated and paid pursuant to the terms of the Amended and Restated Cost Sharing Agreement.

During March 2003, pursuant to the LTEP, the Compensation Committee granted Mr. Jurgensen options to purchase 234,058 shares of our Class A Common Stock. The Compensation Committee took into account Mr. Jurgensen’s role in the continued strategic positioning of the Company, Company performance, relative shareholder return and prior awards to the CEO. In addition, this grant reflects approximately the 50th percentile of long-term compensation for chief executive officers of the market comparison group and of compensation practices from members of the peer group of companies identified in the Performance Graph included later in this Proxy Statement. The award of the Compensation Committee reflects the Company’s desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of our shareholders.

Ownership Guidelines

The Compensation Committee and Board of Directors of the Company adopted stock ownership guidelines during 2002 to further encourage executive officers and directors of the Company to build and maintain ownership of the Company’s Class A Common Stock. The ownership guidelines suggest that directors build stock ownership in the Company’s Common Stock so that the directors build and maintain holdings in our Common Stock with a minimum value of three times their annual retainer within three years and a minimum value of five times their annual retainer within five years. Our Chief Executive Officer is encouraged to build and maintain his stock ownership over the same three and five year periods so that his holdings in our Common Stock are valued at a minimum of four times and five times, respectively, the annual salary he receives for services to the Company and all other Nationwide companies. Finally, senior executive officers of the Company are encouraged to build and maintain holdings of the Company’s Common Stock over a three-year period so that each is valued at a minimum of between one and three times their annual salary, depending on each participant’s level within Nationwide. The five-year minimum guideline range for senior executive officers is between two and four and one half times their annual salary, depending on each participant’s level within Nationwide. The Compensation Committee monitors progress towards achieving the ownership guidelines.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that executive compensation in excess of $1.0 million paid to certain of a company’s executive officers in any calendar year is not deductible for purposes of corporate income taxes, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Compensation Committee will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such an award is consistent with our philosophy and in the best interests of the Company and its shareholders.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

EMPLOYMENT AGREEMENTS

Nationwide Mutual entered into an employment agreement dated May 26, 2000, with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three-year term (subject to earlier termination in certain circumstances), with an automatic one-year extension unless either party gives notice of nonrenewal.

Mr. Jurgensen’s annual base salary is to be no less than $1,000,000 from and after April 1, 2002, and his annual target performance bonus is 150% of base salary (maximum bonus—300% base salary). Upon joining the company, Mr. Jurgensen received an option to purchase 60,000 shares of Common Stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the LTEP, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executives and competitive pay practices generally. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen will be eligible to participate in full retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. Mr. Jurgensen was entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive executive fringe benefits available to senior level executives. If Mr. Jurgensen’s employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by .04 multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2005, or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

If Nationwide Mutual terminates Mr. Jurgensen’s employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

Upon a change of control, as defined below, if Mr. Jurgensen’s employment is terminated without cause, if he resigns for good reason or if he resigns during the one month “window” period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect; all options and restricted stock shall vest in full. Mr. Jurgensen will also receive benefits under various Company retirement, saving and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

A change of control for the purpose of these agreements is defined as the (i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual; (iii) change in the members constituting the Mutual Board by 50% or more within two years as a result of a corporate transaction; (iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the board of directors that certain other specified events shall constitute a change of control—a demutualization, establishment of a mutual holding company structure or any other event that the board shall designate.

The Company entered into an employment agreement dated July 1, 2000, as amended effective as of August 28, 2002, with Mr. Gasper, the President and Chief Operating Officer of the Company, Nationwide Life and Nationwide Life and Annuity. The amended agreement has a five-year term (subject to earlier termination in certain circumstances) expiring on June 30, 2005. The amended agreement provides that his annual base salary is to be no less than that in effect on July 1, 2000. He is entitled (i) to participate in all short-term and long-term incentive programs for senior executives at appropriate levels and employee retirement and welfare benefit plans and (ii) to receive executive fringe benefits, as available to senior level executives.

Upon a change of control, if Mr. Gasper’s employment is terminated without cause, if Mr. Gasper resigns for good reason or if he resigns during the one month “window” period one year after the change in control, he will be entitled to receive severance benefits equal to three times his salary and target, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect. All options and restricted stock will vest in full. He will also receive benefits under various Company retirement, savings and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment received would constitute an excess parachute payment under the Internal Revenue Code.

If the Company terminates his employment without cause or if Mr. Gasper resigns for good reason after a substantial reorganization of the Company, he will be entitled to receive severance benefits equal to two times annual base salary, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. He will also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

By an agreement dated December 10, 2003, Mr. Gasper set his retirement date to be effective July 1, 2004. At retirement, Mr. Gasper will receive the benefits under Section 2.3(b) of his employment agreement (see the paragraph immediately above for a summary) as retirement benefits.

Mr. Gasper also had a Retention Bonus Agreement with the Company providing for a $500,000 payment if he remained an employee through July 1, 2003, or if he was terminated without cause before that date. Because the terms of this agreement were met, Mr. Gasper received the $500,000 bonus payment in 2003.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers listed in the Summary Compensation Table, and (iv) all of the directors and executive officers of the Company as a group.

CLASS A COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corporation[1] 82 Devonshire Street Boston, MA 02109	4,558,175	8.114%

[1]	Based on Schedule 13G/A dated February 16, 2004, FMR Corporation reported sole voting power with respect to 155,675 shares and sole dispositive power with respect to 4,558,175 shares.

The following table sets forth the number of shares of stock of the Company owned beneficially as of March 8, 2004 by the directors, each nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1 and 2	Options Exercisable within 60 Days	Stock Units[4]
Joseph A. Alutto	5,554[3]	2,791	—
James G. Brocksmith, Jr.	14,072	7,948	—
Keith W. Eckel	8,032[3]	4,000	—
Joseph J. Gasper	473,681[3]	439,958	93,550
Henry S. Holloway	18,152[3]	9,948	—
W.G. Jurgensen	578,180[3]	512,913	—
Richard A. Karas	123,460	109,948	7,500
Lydia M. Marshall	17,160	9,281	—
Donald L. McWhorter	15,141	7,937	—
David O. Miller	17,135	9,948	—
Martha Miller de Lombera	457	—	—
James F. Patterson	17,073[3]	9,948	—
Mark D. Phelan	78,786	75,709	—
Gerald D. Prothro,	14,152	7,948	—
Arden L. Shisler	18,344	9,948	—
Alex Shumate	1,663	2,791	—
Mark R. Thresher	98,395[3]	86,609	14,575
Directors and Executive Officers as a group (Total of 34)	2,143,199	1,894,832	162,762

[1]	The shares of the Company’s Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of March 8, 2004, except for Mr. Jurgensen who beneficially owns 1.03%. The shares beneficially owned by the group of directors and executive officers as a whole represents 3.81% of the outstanding shares.

[2]	Total includes options exercisable within 60 days of March 8, 2004.

[3]	Total includes shares jointly owned with spouse for the following persons: Mr. Alutto—1,100 shares; Mr. Gasper—17,972 shares; Mr. Holloway—2,000 shares; Mr. Patterson—6,568 shares; and Mr. Thresher—7,600 shares, shares owned in a partnership: Mr. Eckel—3,031 shares and shares owned by trust: Mr. Jurgensen—25,000 shares.

[4]	Stock units held in the Nationwide Individual Deferred Compensation Plan (the “IDC Plan”) and invested in the NFS Common Stock Fund (the “NFS Fund”), payable in cash, generally upon termination of employment.

CLASS B COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215-2220	95,633,767	100%

The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of NFS Common Stock file reports of their trading in NFS’ equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to us during and with respect to 2003, we believe that all such reports were timely filed, except for W.G. Jurgensen, the Chief Executive Officer of the Company. Mr. Jurgensen inadvertently failed to timely report the acquisition of certain shares. Mr. Jurgensen subsequently filed the Form 4.

DESCRIPTION OF COMPENSATION PLANS

Senior Executive Incentive Plan

The SEIP is maintained by the Company for the benefit of its senior executive officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to certain senior executive officers of the Company, including those named in the Summary Compensation Table. Participants are selected annually by the Compensation Committee of the Company’s Board of Directors. Awards under the SEIP are generally paid in cash. SEIP awards are based on the senior executive’s level of achievement of performance goals established by the Compensation Committee before the end of the first quarter of each calendar year. Awards may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee establishes minimum, target and maximum levels of performance goals. No payments will be made with respect to performance goals if the minimum level of performance is not achieved. Maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5.0 million.

Individual Deferred Compensation Plan

Nationwide maintains the IDC Plan. Eligible executive officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible executive officers of the Company may enter into deferral agreements in which they may periodically elect to defer a portion of their salary, incentive compensation, and/or restricted stock earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year the executive officer terminates employment or after the expiration of the deferral period elected by the executive officer, if applicable. Individual accounts under the IDC Plan are credited with deferral amounts (and earnings or losses) based on the net investment return on the participant’s choice of investment measures offered under the IDC Plan. Effective December 1, 2003, the IDC Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account, but such withdrawal is subject to a 10% early withdrawal penalty.

Savings Plan

Nationwide maintains the Nationwide Savings Plan (the “NSP”), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the NSP, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Contributions are in the form of voluntary, pre-tax salary deductions. Participating Nationwide companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the NSP by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the NSP. All amounts contributed are held in a separate account for each participant and are invested in the available investment options chosen by the participant. The available investment options for employer matching contributions include the NFS Fund. However, the NFS Fund is not available as an investment option to certain executive officers, including those listed in the Summary Compensation Table of this Proxy Statement.

Normally, a participant is eligible to receive the value of his or her vested account balance upon termination of employment. However, a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59½. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions (and earnings or losses on those deferrals or contributions), as applicable. A participant is vested in employer matching contributions (and earnings or losses on those contributions) on a pro rata basis over a period of five years.

Supplemental Defined Contribution Plan

Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan. The plan provides benefits equal to employer matching contributions that would have been made under the Nationwide Savings Plan for the participants but for the Internal Revenue Code limitation on compensation that can be considered for deferrals to the Nationwide Savings Plan. Only elected officers of Nationwide, including elected officers of the Company, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan. Amounts in participant accounts are invested in the funds available under the Plan and chosen by the participant. A participant receives the value of his or her account upon termination of employment.

Effective December 1, 2003, the Supplemental Defined Contribution Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The purpose of the LTEP is to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliated companies, as well as to attract and retain the services of such individuals by aligning their interests with those of the Company’s shareholders.

The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of the Company’s Class A Common Stock;

(ii) stock appreciation rights (“SARs”), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance shares and performance units. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee.

The LTEP provides the Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive compensation. Certain awards under the LTEP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

Subject to shareholder approval, the LTEP was amended with an effective date of January 1, 2004 and is referred to as the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan. Beginning January 1, 2004, awards that may be made under the plan will also include awards based on the total economic value added and adjusted net income after capital charge for all Nationwide companies. The additional performance metrics apply to long-term incentive compensation awards and are referred to as Nationwide Value Added or NVA.

PERFORMANCE GRAPH

The following graph shows a comparison of the Company’s cumulative total shareholder return along with the S&P 500 Stock Index and an index of peer companies selected by the Company for the past five years. Companies included in the peer group are the following: Allmerica Financial Corporation; AFLAC Inc.; Hartford Financial Services Group, Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; Manulife Financial Corporation; MetLife Inc.; Protective Life Corporation; and Principal Financial Group. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company.

The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the index of peer companies have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

*	Assumes $100 invested at the close of trading on December 31, 1998 in Nationwide Financial Services, Inc. Common Stock, S&P 500 and Peer Group.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
NATIONWIDE FINANCIAL SERVICES, INC.	100.00	54.63	94.09	83.12	58.35	68.50
S&P 500	100.00	121.04	110.02	96.94	76.48	98.43
PEER GROUP	100.00	96.50	159.38	142.07	123.81	161.45

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management and Others

Alex Shumate, a director of the Company since May 2002, is a partner of the law firm Squire, Sanders, and Dempsey. His firm provided legal services to Nationwide during 2003. The amount was less than five percent of the firm’s gross revenues for its last full fiscal year.

Joseph A. Alutto, a director of the Company since May 2002, is Dean of the Fisher College of Business at The Ohio State University. His wife, Carol Newcomb, serves as the Executive Director of Executive Education at the Fisher College of Business. Nationwide paid approximately $400,000 in fees for executive training and other services to the Fisher College of Business during 2003.

Related Transactions

Intercompany Agreement

The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the “Intercompany Agreement”). As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

Nationwide Mutual Consent to Certain Events

Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for:

♦	any consolidation or merger of NFS or any of its subsidiaries with any person (other than with a wholly owned subsidiary);

♦	any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

♦	any change in the authorized capital stock of the Company or the creation of any class or series of capital stock;

♦	any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase equity securities, except:

1.	shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock,

2.	shares of Class A Common Stock issued upon the conversion of any Class B Common Stock,

3.	the issuance of shares of capital stock of a wholly owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company, and

4.	in the public offering of Class A Common Stock in March 1997;

♦	the dissolution, liquidation or winding up of the Company;

♦	amendments to certain provisions of the Amended and Restated Certificate of Incorporation and Restated Bylaws;

♦	the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company;

♦	the declaration of dividends on any stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock;

♦	capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months;

♦	the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

♦	any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any of its committees and the filling of newly created memberships and vacancies on the Board of Directors or any of its committees.

License to Use Nationwide Name and Service Marks

The Company and certain of its subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising the Company’s long-term savings and retirement business and related activities.

Equity Purchase Rights

To the extent permitted by the NYSE and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation can purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

Registration Rights

Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other shareholders of the Company. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Sale of Limited Partnership

During 2001, the Company entered into a transaction with Nationwide Mutual, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to Nationwide Mutual for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million and related tax expense of $15.5 million. During 2002, the Company entered into transactions with Nationwide Mutual and Nationwide Indemnity Company (“NIC”), whereby it sold 100% of its remaining interest in the limited partnership (representing 15.11% of the limited partnership) to Nationwide Mutual and NIC for a total of $54.5 million. As a result of this sale, the Company recorded a realized gain of $23.2 million and related tax expense of $8.1 million. The sales prices for each transaction, which were paid in cash, represented the fair value of the portions of the limited partnership interests that were sold and were based on valuations of the limited partnership and its underlying investments as of the effective dates of the transactions. The valuations were completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and Nationwide Mutual separately reviewed, through their respective Finance Committees, and approved the process and methodology of the valuations prior to the execution of these transactions. The Company no longer holds an economic or voting interest in the limited partnership.

Exchange of Shares

In June 2002, NFS exchanged all of its shares of common stock of Gartmore Global Investments, Inc. (“GGI”) and Nationwide Securities, Inc. (“NSI”) for approximately 9.1 million shares of NFS Class B Common Stock held by Nationwide Corporation. NFS’ interests in GGI and NSI were valued at approximately $362.8 million in these transactions. A special committee of independent directors of the NFS Board of Directors reviewed and recommended approval of the transaction by the full Board of Directors, which was obtained. As required by NFS’ Restated Certificate of Incorporation, the shares Nationwide Corporation exchanged were automatically converted from Class B Common Stock to Class A Common Stock upon return to NFS. NFS has retained these Class A shares in treasury for future issuance. The GGI and NSI transactions were between related parties and have therefore been recorded at carrying value of the underlying components of the transactions rather than fair value. As a result of these transactions, NFS recorded the NFS Class A shares received as treasury stock at Nationwide Corporation’s carrying value of these shares. NFS recorded the excess of Nationwide Corporation’s carrying value of NFS shares exchanged over the carrying value of GGI and NSI, net of transaction costs, $110.4 million, as a credit to additional paid-in-capital upon closing. These transactions are intended to qualify as tax-free exchanges.

Marketing Agreement

Funds of GGI, an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2003 and 2002, customer allocations to GGI funds totaled $14.43 billion and $12.43 billion, respectively. For the years ended December 31, 2003 and 2002, GGI paid the Company $42.6 million and $37.9 million, respectively, for the distribution and servicing of these funds. In addition, effective June 28, 2002, the Company entered into a renewable three-year Marketing and Support Services Agreement with GGI. Under this agreement, the Company receives quarterly fees of $1.0 million in exchange for certain specified marketing and support of GGI product offerings.

Purchase of Shares of The 401(k) Companies, Inc.

On February 5, 2002, NFS purchased from existing shareholders the remaining 10% of shares of The 401(k) Companies, Inc. not owned by the Company for $3.9 million. The shareholders primarily consisted of management and employees of The 401(k) Companies, Inc.

Purchase of Shares of TBG Insurance Services Corporation

On May 31, 2002, NFS purchased an additional interest in TBG Insurance Services Corporation d/b/a TBG Financial (“TBG”), a leading COLI producer, for $40.7 million from existing shareholders. The shareholders primarily consisted of management and employees of TBG. This additional investment increased NFS’ ownership of TBG to 63%. As a result of the acquisition of these additional shares, the results of TBG are included in the consolidated financial statements of the Company beginning May 31, 2002.

Servicing Agreement Related to Market Street Fund

In connection with the Company’s acquisition of Provident Mutual Life Insurance Company as of October 1, 2002 (the “Nationwide Provident acquisition”), the Company entered into a servicing agreement with GGI related to the Market Street Fund reorganization. Under the servicing agreement, the Company received a payment of $3.9 million from GGI, which represented the fair value of the underlying intangibles at the date of the transaction.

Group Annuity and Life Insurance Contracts

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $5.42 billion and $4.73 billion as of December 31, 2003 and 2002, respectively. Total revenues from these contracts were $143.4 million, $148.7 million and $154.0 million for the years ended December 31, 2003, 2002 and 2001, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $114.1 million, $115.7 million and $122.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated.

In connection with the demutualization of Nationwide Provident, certain Nationwide Provident benefit plans that hold investments in group annuity contracts issued by Nationwide Provident received 1,071,721 shares of NFS Class A Common Stock, all of which have been sold as of December 31, 2003, including 671,426 shares that were sold in 2003.

Savings Plan

The 401(k) Companies, Inc., a wholly owned subsidiary of the Company, serves as the administrator of certain defined contribution plans sponsored by Nationwide Mutual and its affiliates. Total revenues reported by The 401(k) Companies, Inc. related to these administration services totaled $2.7 million, $2.9 million and $2.0 million during 2003, 2002 and 2001, respectively, and are included in the total revenue amounts described under Group Annuity and Life Insurance Contracts above.

Federal Income Taxes

Through September 30, 2002, the Company filed a consolidated federal income tax return with Nationwide Mutual. As a result of the Nationwide Provident acquisition, which reduced Nationwide Corporation’s economic ownership in the Company from 79.8% to 63.0%, NFS and its subsidiaries no longer qualify to be included in the Nationwide Mutual consolidated federal income tax return. The members of the Nationwide Mutual consolidated federal income tax return group participated in a tax sharing arrangement, which provided, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed. Total payments (from) to Nationwide Mutual were $(0.2) million, $47.3 million and $(48.7) million for the years ended December 31, 2003, 2002 and 2001, respectively.

Modified Coinsurance Agreements

Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2003, 2002 and 2001 were $286.7 million, $325.0 million and $200.7 million, respectively, while benefits, claims and expenses ceded were $247.5 million, $328.4 million and $210.1 million, respectively.

Amended and Restated Cost Sharing Agreement

Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies and that are within industry guidelines and practices. In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2003, 2002 and 2001, the Company made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $186.8 million, $146.1 million and $145.6 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $24.8 million, $24.9 million and $26.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Leases

The Company leases office space from Nationwide Mutual and certain of its subsidiaries. For the years ended December 31, 2003, 2002 and 2001, the Company made lease payments to Nationwide Mutual and its subsidiaries of $18.0 million, $20.8 million and $18.7 million, respectively.

Repurchase Agreement

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus interest. As of December 31, 2003 and 2002, the Company had no borrowings from affiliated entities under such agreements. During 2003, 2002 and 2001, the most the Company had outstanding at any given time was $126.0 million, $224.9 million and $368.5 million, respectively, and the Company incurred interest expense on intercompany repurchase agreements of $0.1 million, $0.3 million and $0.2 million for 2003, 2002 and 2001, respectively. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

Cash Management Agreement

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $278.6 million and $236.1 million as of December 31, 2003 and 2002, respectively, and are included in short-term investments on the Company’s consolidated balance sheets. For each of the years in the three-year period ending December 31, 2003, the Company paid NCMC fees and expenses totaling $0.4 million under this agreement.

Online Brokerage Software Application

The Company and an affiliate are currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $1.6 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the Audit Committee charter, the Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2004. KPMG LLP served as independent auditors for the Company since before the Company’s initial public offering in 1997. Although shareholders’ ratification of this appointment is not required, the Board of Directors requests ratification by the shareholders of the Company. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for services rendered by KPMG LLP for the audits of the consolidated financial statements for the Company and its subsidiaries, including consolidated or individual audits of such subsidiaries financial statements, where appropriate, for each of the years ended December 31, 2003 and 2002 and the reviews of the consolidated financial statements included in the Forms 10-Q for the Company and Nationwide Life Insurance Company filed during each year indicated and fees billed for other services rendered by KPMG LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES TABLE

	2003	2002
Audit Fees	$3,035,781	$2,436,687
Audit Related Fees[1]	611,966	440,100
Tax Fees[2]	35,700	351,600
All Other Fees[3]	—	17,369

Total Fees	$3,683,447	$3,245,756

[1]	Audit related fees were principally for reports on internal controls (SAS 70), financial statement audits of employee benefit plans, consultations with management regarding the accounting treatment of transactions or potential impact of rulings prescribed by the SEC, FASB, or other accounting standard setting bodies and other audit related agreed upon procedures reports.

[2]	Tax fees were for tax consultation of Federal tax issues resulting from IRS examination, assistance with IRS or other taxing authority audits, and activities such as preparing tax returns to be filed with various taxing authorities.

[3]	All other fees include services related to the transition of the audits of specified mutual funds to another auditing firm in accordance with AU Section 315, Communication Between Predecessor and Successor Auditors.

The Audit Committee of the Board of Directors considered whether the provision of the services covered under “All Other Fees” above is compatible with maintaining the independence of KPMG LLP.

None of the above fees fall under the de minimis exception to the pre-approval rules.

The Board of Directors of the Company has adopted the following pre-approval policies and procedures for services provided by the independent auditors.

Types of Services and Audit Committee Pre-approval

There are four categories of services the independent auditor may provide NFS and its subsidiaries as follows:

Audit Services	Audit services include activities that directly relate to the issuance of the auditors’ report on the various legal entities that are audited within NFS and its subsidiaries. Each year the independent auditor submits to the Audit Committee a list of audit reports that will result from the annual audit. An audit fee is estimated and presented to the Audit Committee that specifically relates to these deliverables. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President-Chief Finance and Investment Officer. The Office of the Executive Vice President-Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit may be performed on NFS and its subsidiaries without the pre-approval of the Audit Committee.

Audit Related Services	Audit related services include those activities performed by the independent auditor that are indirectly related to the financial statement audits but are not required to enable the auditor to form its opinion on those financial statements. Each year the independent auditor submits to the Audit Committee a list of audit-related reports (e.g., SAS 70 reports) that management has requested. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit related services may be performed within NFS and its subsidiaries without the pre-approval of the Audit Committee.

Tax Services	Each year the independent auditor submits to the Audit Committee a list of tax services (e.g., IRS examination assistance) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No tax work may be performed in NFS and its subsidiaries that is not pre-approved by the Audit Committee.

Non-Audit Services	Each year the independent auditor will submit to the Audit Committee a list of non-audit reports (e.g., internal control letter not required by a regulatory body) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent auditors that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Chief Finance and Investment Officer. The Office of the Executive Vice President—Chief Finance and Investment Officer will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No non-audit related services may be performed within NFS and its subsidiaries without the pre-approval of the Audit Committee.

A list of prohibited services follows:

♦	Bookkeeping or other services related to the accounting records or financial statements of NFS and its subsidiaries;

♦	Financial information systems design and implementation;

♦	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

♦	Actuarial services;

♦	Internal audit outsourcing services;

♦	Management functions or human resources;

♦	Broker or dealer, investment advisor, or investment banking services;

♦	Legal services and expert services unrelated to the audit; and

♦	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible

The services provided by the independent auditor as sub-contractor to any vendor of NFS and its subsidiaries (e.g., attorney, consultant, etc.) are subject to this policy and pre-approved process.

Monitoring and Reporting

The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters it pre-approved. The Executive Vice President-Chief Finance and Investment Officer tracks all fees paid to the independent auditor for all services.

The Board of Directors recommends that shareholders vote

“FOR” the ratification of KPMG LLP as independent auditors

of the Company for the year ending December 31, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and disclosure controls. It is also responsible for establishing and reviewing each year the policy regarding the engagement of the independent auditors and oversees the work of the Company’s independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards currently applicable and in effect until the day of the Annual Meeting of Shareholders. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls, disclosure controls and financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to appoint, terminate, compensate and oversee the work of the Company’s independent auditors who report to the Audit Committee and to assist the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and services of the independent auditors and the performance of the Company’s internal auditors and independent auditors. The Company’s Independent Auditor’s Policy is designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations promulgated by the Securities and Exchange Commission. It provides for the rotation of the independent lead audit partner and audit review partner every five years. It also prohibits the hiring of the lead audit partner or any other partner engaged in the audit of the Company until two years after any involvement with the Company audit and with the Audit Committee’s prior approval. The policy allows the Company to periodically hire other employees of the independent auditor, including those involved in the Company’s audit, as allowed by law. If the employment of such other employee is into an officer level position within the Company, the Audit Committee must pre-approve the hiring. Finally, the policy categorizes the audit, audit related, tax and non-audit services that may be provided by the independent auditor, with all permissible services to be pre-approved by the Audit Committee.

The Audit Committee has approved a procedure for the submission, retention and treatment of concerns or complaints regarding accounting, internal accounting controls or auditing matters and the Company has established both general procedures for registering such concerns and an anonymous, toll free phone number for employee concerns on such matters. Concerns or complaints may be submitted to the Company’s Office of Ethics and Business Practices by telephone (888-422-4646), in writing (Office of Ethics and Business Practices, P.O. Box 182653, Columbus, Ohio 43218-2653) or by facsimile (614-249-8442).

In connection with its responsibilities, the Audit Committee reviewed and discussed the Company’s December 31, 2003 audited consolidated financial statements with management and KPMG LLP. It also received reports from the Company’s management and internal auditors on the adequacy of the Company’s internal controls, disclosure controls and internal auditing methods and procedures. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and the Audit Committee discussed with KPMG LLP its independence.

Based upon the Audit Committee’s discussions and the review of the materials referred to above with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2003 and the audited consolidated financial statements, including the related footnotes, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Joseph A. Alutto

Lydia M. Marshall

Gerald D. Prothro

PROPOSAL 3

APPROVAL OF THE THIRD AMENDED AND RESTATED NATIONWIDE

FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY COMPENSATION PLAN

The Company’s Board of Directors adopted the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan on December 11, 1996 to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and that link the personal interests of participants in the plan to those of the Company’s shareholders; provide such participants with an incentive for excellence in individual performance; promote teamwork among all such participants; provide flexibility to the Company in its ability to motivate, attract, and retain the services of such participants who make significant contributions to the Company’s success; and to allow such participants to share in the success of the Company. The plan has been amended twice since its inception, once in 2000 and again in 2002. These amendments were approved by the Company’s shareholders at the 2000 and 2002 Annual Meetings of Shareholders. As amended twice, the plan is referred to in this Proxy Statement as the “LTEP.”

A third amendment of the LTEP, effective January 1, 2004, has been approved by the Company’s Board of Directors, subject to approval of the Company’s shareholders at the 2004 Annual Meeting of Shareholders, to:

♦	add an additional performance metric relating to economic value added and adjusted net income after capital charge of all Nationwide companies, used to determine NVA awards,

♦	designate the maximum amount of NVA awards, dividends and dividend equivalents that may be provided in connection with an award in any one year for awards intended to qualify for the performance-based exception from the tax deductability limitations described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and

♦	make other changes as described herein.

The Company is not increasing the number of shares that may be delivered under the LTEP.

Further descriptions of the changes made by this amendment are contained in the following summary.

The Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the “Amended LTEP”) is included as Appendix B to this Proxy Statement. The following summary of certain features of the Amended LTEP is qualified in its entirety by reference to Appendix B.

Duration of the Amended LTEP

The Amended LTEP provides that it will remain in effect subject to the right of the Company’s Board of Directors to terminate it sooner, until all shares subject to the Amended LTEP have been delivered under awards. In no event, however, may an award of incentive stock options be granted on or after February 27, 2012. Prior to amendment, the LTEP provided that incentive stock options could not be granted on or after December 11, 2006. This date was changed in the Amended LTEP to February 27, 2012, the tenth anniversary of the adoption of the Second Amended and Restated version of the LTEP, as permitted under the Code.

Administration

The Board of Directors has delegated the responsibility to administer the Amended LTEP to the Compensation Committee. The Compensation Committee, subject to the provisions of the Amended LTEP, is authorized to: (1) interpret and administer the Amended LTEP; (2) select employees, directors and agents to whom awards will be granted; (3) determine the type and size of awards; (4) determine, interpret and amend, in accordance with the Amended LTEP, the terms and conditions of such awards; and (5) exercise all other powers allocated to the Compensation Committee under the Amended LTEP, including a determination as to whether performance goals have been met. The Compensation Committee may delegate its authority under the Amended LTEP to the extent permitted by law.

Amendment of the Amended LTEP

The Amended LTEP may be amended by the Board of Directors without shareholder approval, except where such amendment requires shareholder approval under the federal securities laws or the rules of any stock exchange where the stock is listed. To preserve the deductibility of amounts granted under the Amended LTEP for federal income tax purposes, shareholder approval also would be required if the Board of Directors amended the Amended LTEP to change the performance measures used for such awards that are designated to meet the performance-based exception from the tax deductibility limitations described in Section 162(m) of the Code.

Eligibility

Employees, directors and agents of Nationwide Mutual, Nationwide Corporation, the Company and its subsidiaries who are selected from time to time by the Compensation Committee may be granted awards under the Amended LTEP. The receipt of an award under the Amended LTEP will not confer upon any individual the right to receive additional awards in the future. Approximately 301 employees, 11 directors and 35 agents are currently eligible to receive awards under the Amended LTEP.

Shares Subject to the Amended LTEP

The maximum number of shares that may be issued under the Amended LTEP is 20,100,000. If no shares are issued in connection with an award, or if an award is forfeited, expires or is cancelled without delivery of shares, any shares subject to such award are not counted against the maximum number. In the event of certain changes in corporate capitalization (such as a stock split), a corporate transaction (such as a merger) or similar events, the Compensation Committee may, at its discretion, adjust the total number of shares that may be issued under the Amended LTEP, the maximum number of shares or payments that may be awarded to any one participant in any one year, and the terms and conditions of any outstanding awards (such as the number of shares to which the award relates and the exercise price or grant price of the award) to prevent dilution or enlargement of rights. As of March 8, 2004, 9,929,086 shares have been issued under the LTEP. The closing price of the Company’s Class A Common Stock was $38.32, as reported on the consolidated reporting system on March 8, 2004.

Awards

Awards that may be made under the LTEP consist of stock options, stock appreciation rights (“SARs”), restricted stock, performance shares and performance units. The Amended LTEP permits the granting of these awards as well as NVA awards. Awards made to executive officers named in the Summary Compensation Table are generally designed to comply with the performance-based exception from the tax deductibility limitations described in Section 162(m) of the Code. The Compensation Committee may choose from a pre-established list of performance measures in determining the particular performance goal or target to be met in order to receive an award under the Amended LTEP. The performance measures to be used for the purpose of establishing performance goals are: earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth or total shareholder return. The performance measure of adjusted net income after capital charge is a new measure that was added to the Amended LTEP. Shareholder approval of the Amended LTEP will allow NVA awards, which are based in part on adjusted net income after capital charge, to qualify as performance-based compensation under Section 162(m) of the Code. In general, the Compensation Committee has the discretion to determine the extent to which pre-established performance goals have been met and to make awards or payment, in some cases pro-rated, based on such determinations. The Compensation Committee generally may not, however, make an adjustment that would result in a greater payout under an award if it is intended that the award comply with the performance-based exception from the tax deductibility limitations described in Section 162(m) of the Code.

An award of a “stock option” means the grant of either a nonqualified stock option or an incentive stock option within the meaning of Section 422 of the Code. Each award shall specify the option price, which will be equal to at least 100% of the fair market value of a share of Class A Common Stock on the date the stock option is granted. Stock options may be exercised at such times and subject to such restrictions as described in the applicable award agreement between the Company and the participant, provided no stock options granted under the Amended LTEP shall have a term of more than ten years. For awards intended to qualify for the performance-based exception, the maximum number of shares with respect to which stock options may be granted in any one year to any one participant is 500,000.

An award of an “SAR” means that the participant has been granted the right to receive payment from the Company, if all applicable terms and conditions in the award agreement between the Company and the participant are met, of an amount determined by multiplying the difference between the fair market value of a share of Class A Common Stock on the date of exercise over the fair market value on the date of grant, by the number of shares of Class A Common Stock with respect to which the SAR is exercised. SARs may be granted alone, in tandem with a stock option or in any combination thereof. No SAR granted under the Amended LTEP shall have a term of more than ten years. For awards intended to qualify for the performance-based exception, the maximum number of shares with respect to which SARs may be granted in any one year to any one participant is 500,000.

An award of “restricted stock” means that the participant has been granted shares of Class A Common Stock that are subject to forfeiture and are nontransferable during a “restriction period.” The restriction period can relate to a period of continued employment or service as a director or agent, a period of time during which performance goals are to be attained, or a combination of the two. Shares are held in escrow by the Company during the restriction period. During the restriction period, the participant may receive cash dividends declared and paid, if any, with respect to such shares of restricted stock. The participant will have the right to vote such shares. For awards intended to qualify for the performance-based exception, the maximum number of shares of restricted stock that may be granted in any one year to any one participant is 300,000. For dividend payments intended to qualify for the performance-based exception, the maximum dividend payment that may be made in any one fiscal year to any one participant is $2,000,000.

An award of a “performance unit” or “performance share” means that the participant has been granted the right to receive payments in cash or shares with respect to the units or shares of Class A Common Stock subject to the award, if the performance goals described in the applicable award agreement between the Company and the participant are met. At the discretion of the Compensation Committee, an award of performance shares or performance units may also provide for the crediting of dividend equivalents. For awards intended to qualify for the performance-based exception, the maximum aggregate payout with respect to awards of performance shares or performance units that may be made in any one fiscal year to any one participant shall be 500,000 shares or, if payment is in cash, a cash payment equal to the fair market value of 500,000 shares. For dividend equivalent payments intended to qualify for the performance-based exception, the maximum dividend equivalent payment that may be made in any one fiscal year to any one participant is $2,000,000.

The Amended LTEP provides for a new type of award referred to as a “Nationwide Value Added” or “NVA” award. NVA awards provide recipients with an opportunity to receive credits to bookkeeping “banks” and to receive a payment of one third of any positive “bank” balance at the end of the performance period if the Company and certain of its affiliates satisfy pre-established economic value added and adjusted net income after capital charge performance targets. Payment under an NVA award may be in cash or in shares of Class A Company Common Stock (or a combination of cash and shares), as determined by the Compensation Committee. The amount credited to a particpant’s bank and paid under an NVA award depends on the degree of achievement of the pre-established economic value added and adjusted net income after capital charge performance targets. For awards intended to qualify for the performance-based exception, the maximum aggregate payout with respect to NVA awards that may be made in any one year to any one participant shall be $10,000,000 or a number of shares having an equivalent fair market value.

Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution unless (except for incentive stock options) otherwise specified in the award agreement.

Change of Control

In the event of a change of control of the Company, all stock options and stock appreciation rights shall become vested and immediately exercisable and remain exercisable for their entire term, any restrictions on restricted stock shall lapse, and all performance goals relating to outstanding awards of restricted stock, performance units, performance shares and NVA awards shall be deemed to have been met at the target level, with awards that are payable in cash prorated based on the portion of the performance period that had elapsed prior to the change of control. A change of control occurs when Nationwide Mutual and its subsidiaries no longer own at least 50.1% of the voting power of the Company’s securities, or shareholders approve a plan of liquidation of the Company or the sale of all or substantially all of the Company’s assets.

Deferrals

Subject to such rules and procedures as the Compensation Committee may establish, a participant may elect to defer receipt of shares or cash that otherwise would be delivered upon vesting, distribution or exercise of awards.

Tax Withholding

The Company may deduct or withhold, or require a participant to pay the Company, an amount sufficient to satisfy applicable tax withholding obligations. A participant may elect to satisfy such tax withholding obligations by directing the Company to withhold shares from an award and, if a participant fails to timely satisfy a tax withholding obligation, shares will automatically be withheld.

Termination of Employment

The extent to which a participant may exercise stock options or SARs, retain restricted stock, or receive a payout with respect to performance shares, performance units or NVA awards upon termination of employment is set forth in the applicable award agreement. Such provisions may reflect distinctions based on the reason for termination of employment and need not be uniform among awards. Prior to the current amendment, the LTEP contained specific provisions relating to the consequences of a termination of employment on performance shares and performance units. These provisions were removed and the Amended LTEP provisions relating to performance shares and performance units provide that the consequences of a termination of employment will be determined by the Compensation Committee and set forth in the participant’s award agreement, as is the case with other awards under the Amended LTEP. The old provisions will continue to apply to performance shares and performance units granted prior to January 1, 2004.

Federal Tax Treatment of Stock Options under the Amended LTEP

Under the present federal tax law, the federal income tax treatment of stock options under the Amended LTEP is as follows. A participant realizes no taxable income and the Company is not entitled to a deduction when either an incentive stock option or a nonqualified stock option is awarded. The exercise of an incentive stock option does not result in taxable ordinary income for the participant or a deduction for the Company; however, the excess of the fair market value of the shares purchased upon exercise over the option exercise price is includable in the participant’s alternative minimum taxable income for purposes of the alternative minimum tax. Upon disposition of the stock acquired through the exercise of an incentive stock option, the participant will be taxed on the gain, or the excess of the sale price over the exercise price, at capital gains rates if the stock has been held for more than two years after the date of the grant of the option and one year after the date of exercise. If such holding periods are not satisfied prior to a disposition of the shares by the participant, the participant will be taxed at ordinary income rates on the amount by which the market value of the stock at the time the incentive stock option was exercised exceeded the exercise price (or, if less, on the amount of gain realized on the sale), and the Company will be entitled to a corresponding deduction. Generally, when a nonqualified stock option is exercised, the participant will be taxed on the spread, or the difference between the exercise price and the fair market value of the shares purchased at ordinary income rates and the Company will be entitled to a corresponding deduction. Upon disposition of the stock acquired through the exercise of a nonqualified stock option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the sale price of the shares and the fair market value of the shares on the date that the employee recognized income.

Awards Under the Amended LTEP

It is not possible at this time to determine the awards that will be made in the future under the Amended LTEP. However, on March 2, 2004 the Compensation Committee made grants of NVA awards as set forth in the New Plans Benefits Table below, subject to shareholder approval of the Amended LTEP. If approval is not received, the awards will be forfeited.

NEW PLAN BENEFITS TABLE

THIRD AMENDED AND RESTATED NATIONWIDE FINANCIAL SERVICES, INC.

1996 LONG-TERM EQUITY COMPENSATION PLAN

Name & Position	Dollar Value[1]
W.G. Jurgensen:	$969,000
Chief Executive Officer
Joseph J. Gasper:	—
President and Chief Operating Officer
Richard A. Karas:	$148,500
Senior Vice President—Sales—Financial Services
Mark R. Thresher:	$532,350
President and Chief Operating Officer-Elect and Chief Financial Officer
Mark D. Phelan:	$148,500
Senior Vice President—Technology & Operations
Executive Group[2]	$4,142,575
Non-Executive Director Group	—
Non-Executive Officer Employee Group	$6,520,850

[1]	Target value under the plan may be paid in cash or shares at the discretion of the Compensation Committee.

[2]	All current reporting officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, which includes the executive officers named in the Summary Compensation Table.

OPTION GRANTS UNDER THE NFS LTEP

Name and Position/Group	Number of Securities Underlying Options Granted	Exercise Price Per Share	Expiration Date
W.G. Jurgensen:	210,000	$28.00	5/26/2010
Chief Executive Officer	138,400	$42.63	2/6/2011
	48,719	$43.55	3/8/2012
	92,663	$45.21	4/9/2012
	234,058	$23.28	3/4/2013
	78,653	$38.03	3/2/2014

Joseph J. Gasper:	30,000	$23.50	3/5/2007
President and Chief Operating	40,000	$39.38	2/10/2008
Officer	50,000	$48.13	2/9/2009
	25,500	$38.25	11/9/2009
	76,100	$26.94	2/9/2010
	35,700	$42.63	2/6/2011
	41,943	$40.84	2/26/2012
	95,589	$45.21	4/9/2012
	230,966	$23.28	3/4/2013

Richard A. Karas:	10,000	$23.50	3/5/2007
Senior Vice President—	20,000	$39.38	2/10/2008
Sales—Financial Services	25,000	$48.13	2/9/2009
	7,400	$38.25	11/9/2009
	15,000	$26.94	2/9/2010
	6,250	$42.63	2/6/2011
	6,075	$40.84	2/26/2012
	20,679	$45.21	4/9/2012
	49,311	$23.28	3/4/2013
	12,054	$38.03	3/2/2014

Mark R. Thresher:	3,000	$23.50	3/5/2007
President and Chief Operating Officer-Elect	10,000	$39.38	2/10/2008
and Chief Financial Officer	11,250	$48.13	2/9/2009
	6,000	$38.25	11/9/2009
	11,400	$26.94	2/9/2010
	6,250	$42.63	2/6/2011
	5,785	$40.84	2/26/2012
	18,676	$45.21	4/9/2012
	70,420	$23.28	3/4/2013
	43,210	$38.03	3/2/2014

Mark D. Phelan:	2,500	$40.19	11/10/2008
Senior Vice President—	5,000	$48.13	2/9/2009
Technology & Operations	10,400	$26.94	2/9/2010
	25,000	$42.63	2/6/2011
	5,785	$40.84	2/26/2012
	18,676	$45.21	4/9/2012
	43,718	$23.28	3/4/2013
	12,054	$38.03	3/2/2014

All current executive officers as a group[1]	48,000	$23.50	3/5/2007
	5,000	$31.19	10/13/2007
	95,500	$39.38	2/10/2008
	5,400	$42.94	5/12/2008
	2,500	$40.19	11/10/2008
	133,425	$48.13	2/9/2009
	30,000	$46.25	3/4/2009
	10,000	$41.13	8/9/2009
	66,900	$38.25	11/9/2009
	184,000	$26.94	2/9/2010
	210,000	$28.00	5/26/2010
	3,800	$36.75	7/26/2010
	333,050	$42.63	2/6/2011
	10,037	$41.45	5/9/2011
	22,500	$44.22	6/1/2011
	114,818	$40.84	2/26/2012
	48,719	$43.55	3/8/2012
	392,883	$45.21	4/9/2012
	19,562	$29.40	9/7/2012
	30,333	$28.30	10/21/2012
	1,105,209	$23.28	3/4/2013
	338,441	$38.03	3/2/2014

[1]	All current reporting officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, which includes the executive officers named in the Summary Compensation Table.

Name and Position/Group	Number of Securities Underlying Options Granted	Exercise Price Per Share	Expiration Date
All current directors who are not executive officers, as a group[2]	8,000	$23.50	3/5/2007
	16,000	$38.25	11/9/2009
	12,000	$26.94	2/9/2010
	2,000	$36.02	11/14/2011
	29,207	$40.84	2/26/2012
	4,666	$42.49	6/6/2012
	60,374	$23.28	3/4/2013
	2,098	$29.00	8/26/2013
	44,628	$38.03	3/2/2014

Each nominee for election as a director:
James G. Brocksmith, Jr.	2,000	$38.25	11/9/2009
	1,500	$26.94	2/9/2010
	3,652	$40.84	2/26/2012
	6,039	$23.28	3/4/2013
	4,058	$38.03	3/2/2014

Keith W. Eckel	2,000	$23.50	3/5/2007
	2,000	$38.25	11/9/2009

James F. Patterson	2,000	$23.50	3/5/2007
	2,000	$38.25	11/9/2009
	1,500	$26.94	2/9/2010
	3,652	$40.84	2/26/2012
	6,039	$23.28	3/4/2013
	4,058	$38.03	3/2/2014

Gerald D. Prothro	2,000	$38.25	11/9/2009
	1,500	$26.94	2/9/2010
	3,652	$40.84	2/26/2012
	6,039	$23.28	3/4/2013
	4,058	$38.03	3/2/2014

Each associate of any of such directors, executive officers, or nominees	—	—	—

Each other person who received or is to receive five (5) percent of such options, warrants or rights	—	—	—

All employees, including all current officers who are not executive officers, as a group	24,500	$23.50	3/5/2007
	30,000	$39.38	2/10/2008
	5,900	$42.94	5/12/2008
	206,100	$48.13	2/9/2009
	1,800	$45.44	5/10/2009
	12,400	$41.13	8/9/2009
	170,050	$38.25	11/9/2009
	8,400	$26.88	1/3/2010
	447,400	$26.94	2/9/2010
	11,902	$26.55	4/15/2010
	2,000	$27.63	5/23/2010
	17,042	$42.25	12/21/2010
	537,900	$42.63	2/6/2011
	19,191	$44.91	6/7/2011
	4,267	$46.12	8/23/2011
	8,109	$36.02	11/14/2011
	4,941	$38.74	12/13/2011
	690	$40.96	2/5/2012
	27,868	$40.84	2/26/2012
	722,434	$45.21	4/9/2012
	8,964	$29.99	8/1/2012
	96,196	$27.82	10/1/2012
	12,567	$22.10	10/9/2012
	259,576	$28.06	10/15/2012
	1,462,341	$23.28	3/4/2013
	40,364	$26.55	4/15/2013
	8,034	$32.75	7/17/2013
	9,585	$29.81	8/22/2013
	1,815	$32.49	10/17/2013
	675	$32.42	12/3/2013
	4,013	$38.46	2/16/2014
	3,553	$37.90	2/25/2014
	527,103	$38.03	3/2/2014

[2]	Includes directors of affiliates of the Company.

All options granted to date under the Amended LTEP have been non-qualified stock options with a ten-year term, except for six grants that have a seven-year term. All grants have vesting periods between zero and three years following the grant date, except for one stock option grant to the CEO that has a vesting period of five years. These stock option grants all have an exercise price equal to the fair market value on the grant date. All grants under the Amended LTEP for the executive officers named in Summary Compensation Table have been reported as required in the current or previous proxy statements.

The table required by Item 201(d) of Regulation S-K appears in Proposal 4.

The Board of Directors recommends that shareholders vote “FOR”

the approval of the Third Amended and Restated Nationwide Financial Services, Inc.

1996 Long-Term Equity Compensation Plan.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED STOCK RETAINER PLAN FOR NON-EMPLOYEE DIRECTORS

The Board adopted the Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors (the “Stock Retainer Plan”) on February 6, 1997. The plan provides for the payment of one-half of each non-employee director’s annual retainer in the form of NFS Class A Common Stock. The purpose of the plan is to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company and to solidify the common interests of our directors and shareholders. Shares delivered under the plan may consist of authorized but unissued shares or treasury shares, but the Company has historically used only treasury shares.

On March 3, 2004, the Company’s Board of Directors approved an amendment and restatement of the plan (the “Amended Plan”) under which the number of shares that may be delivered under the plan is limited to 40,000, subject to adjustment in the event of certain changes in corporate capitalization (such as a stock split), corporate transactions (such as a merger), or similar events. Under the NYSE listing standards, stock retainers may not be granted under the Amended Plan after the 2004 Annual Meeting of Shareholders unless the Company’s shareholders approve the Amended Plan.

The Amended Plan is included as Appendix C to this Proxy Statement. The following summary of certain features of the Amended Plan is qualified in its entirety by reference to Appendix C.

Administration

The Amended Plan is administered by a committee appointed by the Company’s Board of Directors, consisting of two or more persons not eligible to participate in the plan. The committee is authorized to adopt rules it deems appropriate to carry out the purpose of the Amended Plan and to interpret and administer the Amended Plan. The committee may authorize one or more of its members, or any officer of the Company, to execute and deliver documents on its behalf.

Amendment and Termination of the Amended Plan

The Board of Directors may amend the Amended Plan from time to time as it deems proper and in the best interest of the Company without shareholder approval unless required under the NYSE listing standards. The Company’s Board of Directors may terminate the Amended Plan at any time.

Eligibility

Members of the Company’s Board of Directors who are not full-time employees of the Company or any of its subsidiaries (or of any controlling affiliates or their subsidiaries) are participants. There are currently 11 directors who participate in the Stock Retainer Plan.

Shares Subject to the Amended Plan

As amended, no more than 40,000 shares may be delivered under the Amended Plan, subject to adjustment in the event of certain changes in corporate capitalization (such as a stock split), corporate transactions (such as a merger), or similar events.

Delivery of Shares

Payment of all or any portion of the retainer payable to a non-employee director for service on the Company’s Board of Directors is made by delivering one-half in cash and one-half in shares of the Company’s Class A Common Stock having a fair market value on the payment date equal to one-half of the retainer. The fair market value of the shares is based on the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the payment date. Upon delivery of the retainer shares, recipients have all rights of a shareholder, including the right to vote the shares and the right to receive dividends and other distributions paid or made with respect to the shares.

New Plan Benefits

The following table reflects the awards that will be made in 2004 and subsequent years unless the retainer is changed.

NEW PLAN BENEFITS TABLE

NATIONWIDE FINANCIAL SERVICES, INC. AMENDED AND

RESTATED STOCK RETAINER PLAN FOR NON-EMPLOYEE DIRECTORS

Name & Position	Dollar Value	Number of Units (Shares)[1]
W.G. Jurgensen: Chief Executive Officer	N/A	N/A
Joseph J. Gasper: President and Chief Operating Officer	N/A	N/A
Richard A. Karas: Senior Vice President—Sales—Financial Services	N/A	N/A
Mark R. Thresher: President and Chief Operating Officer-Elect and Chief Financial Officer	N/A	N/A
Mark D. Phelan: Senior Vice President—Technology & Operations	N/A	N/A
Executive Group	N/A	N/A
Non-Executive Director Group	$377,500	11,419
Non-Executive Officer Employee Group	N/A	N/A

[1]	The number of shares is based on the closing price of $33.06 per share on December 31, 2003. The actual number of shares will depend on the fair market value of the Company’s Class A Common Stock on the dates of grant.

The Board of Directors recommends that shareholders vote

“FOR” the approval of the Amended and Restated

Stock Retainer Plan for Non-Employee Directors.

EQUITY COMPENSATION PLAN INFORMATION1

The Company maintains the LTEP and the Stock Retainer Plan, pursuant to which it may grant equity awards to eligible persons. The following table gives information about equity awards under these plans.

Plan category	(a) Number of Class A Common Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of Class A Common Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by shareholders[2]	8,315,880	$33.42	10,941,576[3]
Equity compensation plans not approved by shareholders[4]	—	—	— [5]

Total	8,315,880	$33.42	10,941,576

[1]	Reported data is as of December 31, 2003.

[2]	Consists of the LTEP.

[3]	Securities remaining available for issuance under the LTEP. In addition to being available for issuance upon exercise of options and stock appreciation rights, the shares may be also be issued in connection with restricted stock, performance shares and performance units.

[4]	Consists of the Stock Retainer Plan.

[5]	The Company uses treasury shares to compensate non-employee directors pursuant to the Stock Retainer Plan. The plan did not contain a limit on the total number of shares that may be granted under the plan. However, it has been amended, subject to shareholder approval, to include a limit of 40,000 shares that may be granted under the plan. Please see Proposal 4 above for a description of the Amended Plan.

PROPOSALS BY SHAREHOLDERS FOR THE 2005 ANNUAL MEETING

The Company’s Restated Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a shareholder must give written notice to the Secretary of the Company (containing certain information specified in the Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company’s Proxy Statement in connection with the last Annual Meeting of Shareholders. A copy of the Restated Bylaws may be obtained by submitting a request to the Company. Requests should be addressed to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-3270 with any questions.

Rule 14a-4 under the Securities Exchange Act of 1934, as amended, allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders or the date specified by an advance notice provision in the Company’s Restated Bylaws. The Company’s Restated Bylaws contain an advance notice provision as described above. For the Company’s Annual Meeting of Shareholders expected to be held on May 4, 2005, shareholders must submit such written notice to the Secretary of the Company not earlier than December 31, 2004 and not later than January 31, 2005.

These requirements are separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended. For purposes of the Company’s 2005 Annual Meeting, any shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement must submit such proposal to the Secretary of the Company on or before December 1, 2004.

OTHER MATTERS

The Board knows of no further business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting of Shareholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders. Requests should be addressed to Kevin G. O’Brien, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331 with any questions.

The Company files Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other reports electronically with the Securities and Exchange Commission (“SEC”) which are available on the SEC website (http://www.sec.gov). The Company also makes available on its website (http://www.nationwidefinancial.com) under the SEC Filings subsection of the Investor Relations area of the website, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

March 31, 2004

Appendix A

Independence Standards for Directors

In order for a director to be “independent” for purposes of service on the Nationwide Financial Services, Inc. (“NFS”) Board of Directors, the Board must determine that he or she has no material relationship with NFS (either directly or as a partner, shareholder or officer of an organization that has a relationship with NFS). The Board has established these categorical standards to assist the Board in making determinations of director independence. For purposes of applying these standards, the Board will look back at relationships within the three years preceding the date of the Board determination.1

The Board has established the following categorical standards based on the final Corporate Governance Rules of the New York Stock Exchange:

1.	A director will not be independent if, within the preceding three (3) years, he or she was an employee of NFS.

2.	A director will not be independent if he or she has received more than $100,000 per year[2] in any one or more of the preceding three years in direct compensation from NFS, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way upon continued service.

3.	A director will not be independent if he or she was affiliated with or employed by a present or former internal or external auditor of NFS until (i) three (3) years after the director’s affiliation or employment has ended or (ii) three (3) years after NFS’ auditing relationship with the internal or external auditor has ended.

4.	A director will not be independent if, within the preceding three (3) years, he or she was employed as an executive officer of another company on whose compensation committee any of the present executives of NFS served, unless such executive’s compensation committee service ended more than three years ago.

5.	A director will not be independent if he or she is currently an employee or an executive officer of a company that, within the preceding three (3) years, has made payments to, or received payments from, NFS for property or services in an amount that, in a single fiscal year, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

6.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been an executive officer of NFS.

7.	A director will not be independent if an immediate family member of the director has received more than $100,000 per year[3] in any one or more of the preceding three calendar years in direct compensation from NFS, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way upon continued service.

8.	A director will not be independent if an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of NFS until (i) three (3) years after the immediate family member’s affiliation or employment has ended or (ii) three (3) years after NFS’ auditing relationship with the internal or external auditor has ended.

[1]	The three (3) year “look-backs” provided for herein will be applied beginning November 4, 2004. Until then, a transitional one (1) year look-back will be applied.

[2]	For purposes of these standards, “per year” is any rolling twelve-month period.

[3]	For purposes of these standards, “per year” is any rolling twelve-month period.

A-1

9.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been employed as an executive officer of another company on whose compensation committee any of the present executives of NFS served, unless such executive’s compensation committee service ended more than three years ago.

10.	A director will not be independent if an immediate family member of the director is currently an executive officer of a company that, within the preceding three (3) years, has made payments to, or received payments from, NFS for property or services in an amount that, in a single fiscal year, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the Board has established the following supplemental categorical standards:

11.	A director will not be independent if he or she (or his or her spouse) has received more than $100,000 per year[4] in any one or more of the preceding three calendar years in “indirect” compensation attributable to payments received from NFS for services provided by his or her employer or any advisory firm in which the director is a partner or has a greater than 10% equity or voting interest (whether or not the director personally provided the service).

12.	A director will not be independent if he or she, or a member of his or her immediate family, is an executive officer, director or trustee of a foundation, educational institution or other non-profit organization that receives, or has received, from NFS or any other Nationwide entity (including Nationwide Foundation), within the preceding three (3) years, discretionary contributions, grants or endowments in any single fiscal year exceeding the greater of $100,000 or 1% of consolidated gross revenues received by the charitable organization in that fiscal year.

In addition, charitable contributions made by NFS to any charitable organization in which a director serves as an executive officer shall be disclosed in the annual proxy statement if, within the preceding three (3) years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

13.	A director will not be independent if he or she, or a member of his or her immediate family is an executive officer, partner or greater than 10% owner of a company that is indebted to NFS, or to which NFS is indebted, and the total amount of indebtedness of either company to the other exceeds 1% of the total consolidated assets of the other company.

14.	A director of NFS who is also a director of an affiliate of NFS will be considered independent if he or she meets the standards set forth above for both NFS and the affiliate.

For purposes of these categorical standards, references to “NFS” means NFS, its subsidiaries and Nationwide Mutual Insurance Company, as its parent.

For the purposes of these categorical standards, “immediate family” or “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In applying the three-year (and transitional one-year) “look-back” provisions of these categorical standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated shall not be considered.

For relationships not covered by these guidelines, the members of the Board of Directors who meet the independence guidelines set forth above shall determine whether the relationship is material or not. NFS shall explain in the next annual proxy statement the basis for the determination that any such relationship is immaterial.

[4]	For purposes of these standards, “per year” is any rolling twelve-month period.

A-2

Appendix B

Third Amended and Restated

Nationwide Financial Services, Inc.

1996 Long-Term Equity Compensation Plan

January 1, 2004

Third Amended and Restated

Nationwide Financial Services, Inc. 1996 Long-Term Equity

Compensation Plan

Article 1.    Establishment, Objectives, and Duration

1.1. Establishment of the Plan. Nationwide Financial Services, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document and individual award agreements setting forth certain terms and conditions applicable to awards granted under the Plan. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units and NVA Target Award Opportunities.

The Plan first became effective on December 11, 1996 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3. Duration of the Plan. The Plan commenced on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award of Incentive Stock Options be granted under the Plan on or after February 27, 2012.

Article 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Affiliate” means Nationwide Mutual Insurance Company and Nationwide Corporation.

2.2. “Agent” means a person duly licensed in accordance with applicable state insurance laws and under contract to sell insurance for the Company or an Affiliate, as an independent contractor or an employee of a corporation licensed to sell insurance offered by such an insurance company, or as a staff member of either such an independent contractor or licensed corporation.

2.3. “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units or NVA Target Award Opportunities.

2.4. “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan.

2.5. “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7. “Change in Control” will be deemed to have occurred as of the first day any one (1) or more of the following paragraphs shall have been satisfied:

(a)	At any time when Nationwide Mutual Insurance Company and its Subsidiaries cease to be the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)	The shareholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets.

2.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9. “Committee” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.10. “Company” means Nationwide Financial Services, Inc., a Delaware corporation, including any and all of its Subsidiaries, and any successor thereto as provided in Article 19 herein.

2.11. “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate.

2.12. “Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

2.13. “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.14. “Employee” means any employee of the Company or an Affiliate.

2.15. “Enterprise” means Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Farmland Mutual Insurance Company and their Subsidiaries.

2.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17. “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.18. “Fair Market Value” shall be equal to the closing sale price of a Share on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.19. “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.20. “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.21. “Named Executive Officer” means a Participant who is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m).

2.22. “NVA Target Award Opportunity” means an Award granted to a Participant, as described in Article 10 herein, that provides the Participant an opportunity to earn amounts during a Performance Period if certain pre-established performance goals (relating to economic value added and adjusted net income after capital charge of the Enterprise) are achieved.

2.23. “Non-Employee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.24. “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.25. “NVA Award Bank” means the bookkeeping account maintained for a Participant who has an NVA Target Award Opportunity, as described in Section 10.3 herein.

2.26. “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.27. “Participant” means a current or former Employee, Director or Agent who has outstanding an Award granted under the Plan.

2.28. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.29. “Performance Period” means the period during which a performance measure must be met.

2.30. “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.31. “Performance Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32. “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance measures, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.33. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.34. “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.35. “Shares” means the shares of Class A Common Stock of the Company, par value $0.01 per share.

2.36. “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.37. “Subsidiary” means any corporation in which an organization owns directly, or indirectly through subsidiaries, at least twenty-five percent (25%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the organization owns at least twenty-five percent (25%) of the combined equity thereof.

2.38. “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3.    Administration

3.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board. The members of the Committee shall be Non-Employee Directors and shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2. Authority of the Committee. Except as limited by law or by the Restated Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, Directors and Agents who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 16 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Agents, Participants, and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan and Maximum Awards

4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be twenty million one hundred thousand (20,100,000). In the event any Award under the Plan is not settled in Shares or is forfeited, expires or is canceled without delivery of Shares, the Shares subject to such Award shall again be available for delivery under the Plan.

With respect to Awards and any related dividends or dividend equivalents intended to qualify for the Performance-Based Exception, the following rules shall apply:

(a)	Options: The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(b)	SARs: The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(c)	Restricted Stock: The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be three hundred thousand (300,000).

(d)	Performance Shares/Performance Units: The maximum aggregate payout with respect to Awards of Performance Shares or Performance Units that may be made in any one fiscal year to any one Participant shall be five hundred thousand (500,000) Shares or, if payout is in cash, a cash payment equal to the Fair Market Value of five hundred thousand (500,000) Shares at the end of the Performance Period.

(e)	NVA Target Award Opportunities: The maximum aggregate payout with respect to an NVA Target Award Opportunity that may be made in any one fiscal year to any one Participant shall be ten million dollars ($10,000,000) or, if payment is in Shares, such number of Shares having an equivalent Fair Market Value.

(f)	Dividends and Dividend Equivalents: The maximum dividend or dividend equivalent payment that may be made in any one fiscal year to any one Participant shall be two million dollars ($2,000,000).

4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization (such as a stock split or reverse stock split), any corporate transaction, such as a merger, consolidation, separation (including a spin-off, or other distribution of stock or property of the Company), reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or share exchange, any partial or complete liquidation of the Company or any other event for which the Committee determines an adjustment is appropriate, such adjustment shall be made in the kind of shares that may be delivered under the Plan, the number of Shares that may be delivered under Section 4.1, the number, kind and/or price of Shares subject to outstanding Awards granted under the Plan, the Award limits set forth in subsections 4.1(a) through 4.1(f) and the terms of Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5.    Eligibility and Participation

5.1. Eligibility. Persons eligible to participate in the Plan include all Employees, including Employees who are members of the Board, all Directors and all Agents.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Agents, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.    Options

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3. Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options which are intended to be ISOs shall be subject to the limitation set forth in Code Section 422(d).

6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares, other than Shares purchased by the Participant on the open market, which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price), (c) by broker-assisted cashless exercise or (d) by a combination of (a), (b) and/or (c).

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8. Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Agent, service with the Company and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment or service.

6.9. Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7.    Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Exercise Price of the related Option.

7.2. Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7. Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Agent, service with the Company and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment or service.

7.8. Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 8.    Restricted Stock

8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

8.2. Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3. Transferability. Except as otherwise provided in a Participant’s Award Agreement, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement, and all rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4. Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance measures, time-based restrictions on vesting following the attainment of the performance measures, and/or restrictions under applicable federal or state securities laws.

The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.5. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

8.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if it is intended that an Award of Restricted Stock comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

8.7. Termination of Employment or Service. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Agent, service with the Company and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment or service.

Article 9.    Performance Units and Performance Shares

9.1. Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and as shall be set forth in the Award Agreement.

9.2. Performance Unit/Share Agreements. Each Performance Unit/Share grant shall be evidenced by an Award Agreement that shall specify the applicable Performance Period(s), the initial value of the Performance Units, the applicable performance measures and such other provisions as the Committee shall determine. The initial value of a Performance Share shall equal the Fair Market Value of a Share on the date of grant.

9.3. Earning of Performance Units/Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by him or her over the Performance Period, to be determined as a function of the extent to which the corresponding performance measures have been achieved.

9.4. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made following the close of the applicable Performance Period, either in a single lump sum or over a period of time, as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be subject to any restrictions deemed appropriate by the Committee and set forth in the Award Agreement.

9.5. Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units/Shares may provide the Participant with the right to receive dividend equivalent payments, which payments may be either made currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Without limiting the generality of the preceding sentence, if it is intended that an Award of Performance Units/Shares comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividend equivalents awarded with respect to such Performance Units/Shares, such that the dividend equivalents and/or the Performance Units/Shares maintain eligibility for the Performance-Based Exception.

9.6. Termination of Employment or Service. Each Performance Unit/Share Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting the Award following termination of the Participant’s employment or, if the Participant is a Director or Agent, service with the Company and its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Performance Units/Shares granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment or service.

9.7. Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.    NVA Target Award Opportunities

10.1. Grant of NVA Target Award Opportunities. Subject to the terms and provisions of the Plan, NVA Target Award Opportunities may be granted to Participants in such amounts, at any time and from time to time, and upon such terms and conditions as shall be determined by the Committee.

10.2. NVA Target Award Opportunity Award Agreements. Each grant of an NVA Target Award Opportunity shall be evidenced by an Award Agreement that shall specify the terms of the NVA Target Award Opportunity, including, without limitation, the Performance Period, the performance goals relating to economic value added and adjusted net income after capital charge of the Enterprise that must be achieved for the Participant to become entitled to a credit/debit to his or her NVA Award Bank and/or to receive a payment (or payments), the potential payout opportunities, the methodology that will be used to determine the payment(s), if any, earned by the Participant and such other provisions as the Committee shall determine.

10.3. NVA Award Banks. Subject to the terms of the Plan and the Participant’s Award Agreement, the Company will maintain a bookkeeping account (the “NVA Award Bank”) in the name of each Participant who receives an NVA Target Award Opportunity and, based on the level of achievement of pre-established performance goals relating to economic value added and adjusted net income after capital charge of the Enterprise, will annually credit (or debit) the Participant’s NVA Award Bank accordingly.

10.4. Form and Timing of Payment of NVA Target Award Opportunities. Subject to the terms of the Plan and the Participant’s Award Agreement, a Participant will be entitled to receive a distribution of a portion of any positive balance in his or her NVA Award Bank at or as soon as practicable after the end of a Performance

Period. No payment will be made if a Participant’s NVA Award Bank has a negative balance; however, in no event will a Participant be obligated to make a payment to the Company (or repay an amount previously distributed) because of a negative balance in the Participant’s NVA Award Bank. Subject to the terms of the Plan, the Committee, in its sole discretion, may make payment(s) in cash or Shares (or in a combination thereof).

10.5. Termination of Employment or Service. Each Participant’s NVA Target Award Opportunity Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to the NVA Target Award Opportunity following termination of employment or, if the Participant is a Director or Agent, termination of service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all NVA Target Award Opportunities granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment or service.

10.6. Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no interest in a Participant’s NVA Target Award Opportunity may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11.    Performance Measures

Unless and until the Company proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards (including any related dividends or dividend equivalents) to Named Executive Officers which are designed to qualify for the Performance-Based Exception, or to other Awards under the Plan, the performance measure(s) to be used for purposes of such grants shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, or total shareholder return. Awards (including any related dividends or dividend equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance measures; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Board and/or Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board and/or Committee shall have discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board and/or Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, such grants may be made without satisfying the requirements of the Performance-Based Exception.

Article 12.    Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 13.    Deferrals

If permitted by the Committee, a Participant may be eligible to elect to defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award under the Plan. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable deferred compensation plan under which such deferral is made and such other terms and conditions as the Committee may impose.

Article 14.    Rights of Participants

14.1. Continued Service. Nothing in the Plan shall:

(a)	interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time,

(b)	confer upon any Participant any right to continue in the employ or service of the Company or any of its Affiliates, nor

(c)	confer on any Director any right to continue to serve on the Board of Directors of the Company or any of its Affiliates.

14.2. Participation. No Employee, Director or Agent shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Article 15.    Change in Control

15.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(b)	Any restriction periods and restrictions imposed on Restricted Stock shall lapse;

(c)	The target payout opportunities attainable under all outstanding Awards of Restricted Stock (if performance-based), Performance Units, Performance Shares and NVA Target Award Opportunities shall be deemed to have been fully earned for the entire Performance Period(s) as of the date the Change in Control occurs. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants, with respect to Awards which are payable in cash, within thirty (30) days following the effective date of the Change in Control a pro rata amount based upon an assumed achievement of all relevant performance measures and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

15.2. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 15 at any time and from time to time prior to the date of a Change in Control. This Section 15.2 shall not operate to reduce any rights granted to a Participant under Section 16.3.

Article 16.    Amendment, Modification, and Termination

16.1. Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

16.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

16.3. Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

16.4. Compliance with the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 16, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 17.    Withholding

17.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

17.2. Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant. In addition, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction shall automatically be withheld from an Award if and to the extent a Participant fails to timely satisfy a tax withholding obligation related to the Award.

Article 18.    Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 19.    Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 20.    Legal Construction

20.1. Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

20.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

Amended and Restated March, 2000, to increase the number of shares under the plan from 2,600,000 to 6,100,000 and to add 162(m) provisions

Approved by the Shareholders May 3, 2000

Amended and Restated February 27, 2002, to add insurance agents, increase the number of shares available under the plan from 6,100,000 to 20,100,000, remove the plan’s ten year term (other than for ISOs), and to increase 162(m) limits

Approved by the Shareholders May 8, 2002

Amended and Restated January 1, 2004, to add NVA awards and to designate 162(m) limits for NVA awards, dividends and dividend equivalents

Approved by the Shareholders                     , 2004

Appendix C

NATIONWIDE FINANCIAL SERVICES, INC.

AMENDED AND RESTATED

STOCK RETAINER PLAN FOR NON-EMPLOYEE DIRECTORS

1. Name of Plan. This plan shall be known as the “Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors” and is hereinafter referred to as the “Plan.”

2. Purpose of Plan. The purpose of the Plan is to enable Nationwide Financial Services, Inc. (the “Company”) to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company, and to solidify the common interests of its directors and stockholders in enhancing the value of the Company’s Class A common stock (the “Common Stock”). The Plan seeks to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company’s performance and progress by paying a portion of their annual retainer in the form of Common Stock.

3. Effective Date and Term. The Plan became effective on March 5, 1997 (the “Effective Date”) and shall remain in effect until terminated by the Board.

4. Eligible Participants. Each member of the Board of Directors of the Company (the “Board”) from time to time who is not a full-time employee of the Company or any of its subsidiaries or of any controlling affiliate or its subsidiaries shall be a participant (“Participant”) in the Plan.

5. Delivery of Shares.

(a)	Commencing on the Effective Date, each payment of all or any portion of the retainer payable to each Participant for service on the Board (the “Retainer”) shall be made by delivering one-half in cash and one-half in the form of shares of Common Stock (such shares, the “Stock Retainer”) having a Fair Market Value (as defined below), as of the date of payment, equal to one-half of the amount of the Retainer that is being paid, with any fractional shares rounded down to the nearest whole share. The payment of all Stock Retainers shall be made subject to any applicable restrictions set forth in Section 6 hereof.

(b)	The “Fair Market Value” of a share of Common Stock as of any date of determination shall mean the closing price of a share of Common Stock on the trading day immediately preceding the date of the valuation. The closing price for such day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange.

6. Share Certificates; Voting and other Rights; Restrictions.

(a)	All Stock Retainers shall be paid by delivering to the Participant share certificates registered in the name of the Participant, and upon such delivery the Participant shall be entitled to all rights of a stockholder with respect to Common Stock for all such shares registered in his or her name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

(b)	Notwithstanding any other provision of the Plan, the Company shall not be required to deliver any certificates for shares prior to fulfillment of all of the following conditions:

(i)	Any registration or other qualification of such shares of Common Stock under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Company shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(ii)	Satisfaction of any other laws, rules or regulations relating to the deliver of shares (including, without limitation, obtaining any consent, approval, or permit from any state or federal governmental agency, and obtaining necessary approvals under New York Stock Exchange listing standards), which the Company shall in its absolute discretion, after receiving the advice of counsel, determine to be necessary or advisable.

(c)	Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

(d)	No Common Stock received by a Participant pursuant to the Plan may be pledged, sold, transferred or otherwise disposed of unless and until the Common Stock has been held by the Participant for one year from the date of issuance. The Common Stock issued to any Participant shall bear an appropriate restrictive legend and be subject to appropriate “stop transfer” orders. Any additional Common Stock or other securities or property that may be issued with respect to the Common Stock issued under the Plan as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions of the Plan.

7. Source and Number of Shares Available for Delivery Under the Plan. Shares of Common Stock that may be delivered under the Plan shall be taken from authorized but unissued or treasury shares of the Company. Subject to adjustment as provided in Section 8 herein, the maximum number of Shares that may be delivered pursuant to the Plan shall be forty thousand (40,000).

8. Adjustments in Authorized Shares. In the event of any change in corporate capitalization (such as a stock split or reverse stock split), any corporate transaction, such as a merger, consolidation, separation (including a spin-off, or other distribution of stock or property of the Company), reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or share exchange, any partial or complete liquidation of the Company or any other event for which the Committee determines an adjustment is appropriate, such adjustment shall be made in the number and/or kind of shares that may be delivered under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

9. Amendment and Termination.

(a)	The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company without further approval of the Company’s stockholders; provided, however, that any such amendment to the Plan shall be subject to approval of the Company’s stockholders if required by the New York Stock Exchange listing standards.

(b)	The Board may terminate the Plan at any time.

10. Administration of the Plan. The Plan will be administered by a committee appointed by the Board, consisting of two or more persons who are not eligible to participate in the Plan (the “Committee”). Members of the Committee need not be members of the Board. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee shall take all steps necessary to ensure that the Plan complies with the law at all times, and the determination of the Committee shall be final and binding in all matters relating to the Plan.

11. Miscellaneous.

(a)	Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company’s stockholders or to limit the rights of the stockholders to remove any director.

(b)	Nothing in the Plan shall be deemed to create any obligation on the part of the Company to register any shares of Common Stock under the Plan.

12. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

Approved by the Board of Directors February 6, 1997, effective March 5, 1997.

Amended by the Board of Directors March 3, 2004, effective January 1, 2004, to impose a share limit in light of new NYSE listing standards, and to remove old Rule 16b-3 provisions.

G-9239-3A

A vote FOR proposals 1, 2, 3 and 4 is recommended by the Board of Directors.
Mark Here for Address Change or Comments ☐
PLEASE SEE REVERSE SIDE

			FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
1.	Election of Class I Directors. Nominees: 01 James G. Brocksmith, Jr. 02 Keith W. Eckel 03 James F. Patterson 04 Gerald D. Prothro	☐	☐	3.	Approval of the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan.	☐	☐	☐	This proxy will be voted as
specified. If a choice is not
specified, the proxy will be
voted FOR each director
listed, FOR ratification of
the appointment of KPMG
LLP as auditor of the
Company, FOR the approval
of the Third Amended and
Restated Nationwide
Financial Services, Inc. 1996
Long-Term Equity
Compensation Plan and
FOR the Amended and
Restated Stock Retainer Plan
for Non-Employee Directors.

							FOR	AGAINST	ABSTAIN
	To withhold authority to vote for any nominee, strike a line through the nominee’s name.				4.	Approval of the Amended and Restated Stock Retainer Plan for Non-Employee Directors.	☐	☐	☐	The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 31, 2004.

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of KPMG LLP as Independent Auditor of the Company for the year ending December 31, 2004.	☐	☐	☐						This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature						Signature				Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù Detach here from proxy voting card. Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet or telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/nfs		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you are acknowledging receipt of the Notice of Annual Meeting of

Shareholders, the Proxy Statement and of the Company’s Annual Report

for 2003, and you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.nationwidefinancial.com

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2004

P R O X Y

The undersigned hereby constitutes and appoints Joseph A. Alutto, Donald L. McWhorter and Alex Shumate, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 5, 2004, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)
SEE REVERSE SIDE
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù Detach here from proxy voting card. Ù

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 5, 2004

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio

AGENDA

•	ELECTION OF CLASS I DIRECTORS

•	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2004

•	APPROVAL OF THE THIRD AMENDED AND RESTATED NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY COMPENSATION PLAN

•	APPROVAL OF THE AMENDED AND RESTATED STOCK RETAINER PLAN FOR NON-EMPLOYEE DIRECTORS

•	TRANSACT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING